SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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[     ] Preliminary Proxy Statement
[     ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X ] Definitive Proxy Statement
[     ] Definitive Additional Materials
[     ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

HERMAN MILLER, INC.
(Name of registrant as specified in its charter)

________________________________________________________________________
(Name of person(s) filing Proxy Statement, if other than the Registrant)

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[ X ] No fee required
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Notice of 2009

ANNUAL MEETING OF SHAREHOLDERS PROXY STATEMENT

Herman Miller, Inc., and Subsidiaries

Herman Miller is a 100-year-old-plus company that places great importance on design, the environment, community service, and the health and well-being of our customers and our employees. Innovative ways to improve the performance of our customers' organizations have become our hallmark. Our award-winning furniture, services, and other products are available through retailers and dealers around the world. Whether your world is an office, a school, a home, or a hospital—and whether you are a customer, an employee, a shareholder, or a member of our community—we work hard to create a better world around you.

Notice of 2009
Annual Meeting of Shareholders
Proxy Statement

Herman Miller, Inc., and Subsidiaries

September 3, 2009

Dear Shareholder,

Last year was tough on businesses and people around the world. The economic crisis hit Herman Miller and our industry hard, and we’re still feeling it. The employees of Herman Miller, despite employment reductions, a 10 percent cut in hours and pay, and some benefit reductions, have responded with thoughtful determination. Our customers have continued to receive the same impeccable quality and outstanding service they have come to know from Herman Miller and our dealer partners. We ended the year profitably and are well positioned to take advantage of the opportunities we know the economic downturn will offer us.

        In June, because the hard work on the parts of many people had put us in a good position financially, we were able to acquire Nemschoff, a $90 million manufacturer of healthcare furniture. This alone is a good indication of the extraordinary performance of Herman Miller people under uncertain and rough conditions. On top of that, we launched several exciting new products, including the award-winning Embody® and Setu™ chairs.

        We don’t believe we will see the end of what some are calling “The Great Recession” until the spring of 2010. We believe our business is stable, and we are continuing to invest in the capabilities and products that will enable us to grow and prosper as the general economy improves.

Where we stand financially and why

In the long run, our financial objective must be to create positive economic value for our shareholders, which includes our employees. Given a dramatic drop in demand for our products, our focus this past year has been on ensuring that we have the financial flexibility to endure the downturn and the strength to invest in things that will give us a lasting advantage when the market recovers. While we did not meet our objectives for improving EVA® or creating value for our shareholders this past year, we did an incredible job of adjusting our costs to respond to the lower demand, conserving our cash, and implementing changes to our balance sheet.

        While Herman Miller’s level of debt was modest for a company of our size, nevertheless we decided to use some of our cash to repay $75 million of our debt to increase our financial strength. We restructured some of our banking relationships to ensure we had the flexibility to work through this difficult period. We also significantly reduced our dividend to help conserve cash that we could then use to reduce our debt and invest in programs for the future.

Financial highlights

It was a year of dramatic changes in the economy that had a significant negative impact on each of our business units. In total, sales were down 19 percent, and orders were down 22 percent. These two figures do not adequately reflect the severity of the economic impact: our top line was down 34 percent in the second half of the year. While we have a business model that includes a variable cost structure, we had to act swiftly to position the business for the new economic reality. By the end of the year we reduced our cost structure by 26 percent, and we were able to complete the year with $151 million of operating income, or 9.3 percent of sales. This included a 5.9 percent operating income performance in the fourth quarter, despite a 38 percent year-over-year decline in revenue. In addition to the cost reduction efforts, we renegotiated our revolver during the most challenging credit crisis in U.S. history and received less restrictive covenants in the process, clearly a testament to our financial position. Altogether, these actions right-sized our business and helped to generate $92 million of cash from operations and a cash and investment balance of $204 million.

        All in all, our actions this past year were focused on ensuring our financial strength and competitive position while continuing to invest in our future.

Other accomplishments

Strengthening the Herman Miller brand and better integrating strategy, R&D, and marketing

Our new website, which by now I hope you have seen, is a great improvement—more visual, easier for specifiers and customers to use, more in line with the many facets of our company. The Marketing team produced Herman Miller Tales, a modular video of four of our unique stories. We plan to add more, and you can see this on our website at hermanmiller.com/About-Us.

Introduction of new products

We launched Embody last October at Orgatec and the Setu chair at NeoCon this June, where it won two awards. We have redesigned the Celle® chair, increasing its comfort and expanding its market. And so, simultaneously, we have our competitors playing catch-up at the high-end of the task chair market and working to fill an entirely new category created by Setu.

        International introduced Sense® tables, Abak® Environments Bench, and Cubix™. Intent™ furniture was added to our systems offering. We have new, low-cost filing and storage through the fast market response work by the filing and storage team. And our new Herman Miller Energy Manager, a fantastic way to save energy at the workstation level, has led to recent wins.

1

The expansion of our retail footprint

Costco customers have enthusiastically welcomed good design in the form of the Equa® and Caper® chairs, thousands of which we shipped last year to Costco stores around the country. Based on the first year’s results, I think we have found a good partner for the future, and we are working on some new products that will expand our relationship.

Our dealers and “the last mile”

The application of Herman Miller Performance System (HMPS) principles to the crucial work our dealers do for customers has become a strong point of competitive advantage and differentiation. Customers actually see a difference—cleaner, more organized job sites and significantly reduced installation time.

Strengthen our distribution in Asia

Last August, right before the Olympics, we signed an alliance agreement with POSH, a Hong Kong-based office furniture manufacturer. Distribution is a real challenge in China, and POSH has a strong channel, with over 20 dealers.

Our alliance with Legrand

Legrand North America, which sells Wiremold products, is part of The Legrand Group. This well-regarded company employs over 34,000 people worldwide and had sales of over $4.5 billion in 2008. Wiremold/Legrand is the industry leader in cable and wire management systems, as well as an innovative manufacturer of electrical and network infrastructures. By embedding our Convia™ product in the Wiremold ceiling and floor electrical boxes, we will be giving a huge new group of customers ways to manage and conserve energy, increase the flexibility of their buildings, and improve the productivity of their employees. This alliance will add 400 people selling the Convia solution and the Herman Miller Energy Manager. It is a major achievement and, we hope, a turning point in the commercialization of Convia.

What’s Ahead?

You can believe my team and I have spent a lot of time considering the answer to that question. To be blunt—no one knows for sure. Based on the work that Herman Miller employees have done this past year, the new capabilities we have in place, and the spirit of the people of Herman Miller, I am very confident in our long-term future. I believe in the long run our ability to grow and find new customers and markets will result in great value to you, our shareholders.

        Thanks to each and every one of our shareholders for your support. We know that the financial performance last year was not up to our expectations; yet we also believe that we are in a great position to create value for shareholders, which includes Herman Miller employees.

        I honestly believe it has been one of the toughest years since Herman Miller’s founder had to deal with the Great Depression in 1930. That crisis led DJ De Pree and Herman Miller into a wonderful new opportunity—“modern” furniture and industrial design. I am confident that as we keep our eyes open, and our community healthy, we are beginning a great new time for Herman Miller right now.

Sincerely,

/s/ Brian C. Walker

Brian C. Walker
President and Chief Executive Officer

2

Notice of Annual Meeting of Shareholders

The annual meeting of the shareholders of Herman Miller, Inc. (the “company”), will be held on October 15, 2009 by means of remote communication on the Internet at the Company’s web site, www.hermanmiller.com, at 11:00 a.m. (EDT) for the following purposes:

1.	To elect five directors, one for a term of one year and four for a term of three years
2.	To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm
3.	To transact such other business as may properly come before the meeting or any adjournment thereof

        Shareholders of record at the close of business on August 17, 2009, will be entitled to vote at the meeting.

        Please note that this year’s Annual Meeting will be held via the Internet only. The accompanying proxy materials include instructions on how to participate in the meeting and the means by which you may vote your shares of Company stock.

        We encourage you to vote your Proxy, at your earliest convenience, by one of the following means:

        By visiting www.proxyvote.com on the Internet;

        And if you request paper materials
        By calling (within the U.S. or Canada) toll free at 1-800-690-6903; or
        By signing and returning your Proxy card

        You may also vote at the meeting by faxing your Proxy to (616) 654-7218 before the polls are closed during the meeting. Regardless of whether you expect to attend the meeting through the Internet, please vote your shares in the one of the ways listed above.

By order of the Board of Directors
Daniel C. Molhoek, Secretary to the Board September 3, 2009

3   Herman Miller, Inc., and Subsidiaries

Table of Contents

5	Solicitation of Proxies and Voting
6	Election of Directors
6	Ratification of Appointment of Independent Registered Public Accounting Firm
7	Voting Securities and Principal Shareholders
8	Director and Executive Officer Information
11	Corporate Governance and Board Matters
13	Board Committees
14	Report of the Audit Committee
15	Compensation Discussion and Analysis
25	Executive Compensation Committee Report
26	Summary Compensation Table
28	Grants of Plan-Based Awards
29	Outstanding Equity Awards at Fiscal Year-End
30	Option Exercises and Stock Vested
31	Pension Benefits
31	Nonqualified Deferred Compensation
32	Potential Payments upon Termination, Death, Disability, Retirement or Change in Control
34	Potential Payments upon Termination without Change in Control
37	Director Compensation
39	Equity Compensation Plan Information
39	Section 16(a) Beneficial Ownership Reporting Compliance
40	Certain Relationships and Related Party Transactions
41	Submission of Shareholder Proposals for the 2010 Annual Meeting
41	Miscellaneous
42	Appendix I — Herman Miller, Inc., Board of Directors — Audit Committee Charter July 2009

4   2009 Proxy Statement

Herman Miller, Inc.

855 East Main Avenue
PO Box 302
Zeeland, Michigan 49464-0302

Proxy Statement Dated September 3, 2009

This Proxy Statement and the accompanying Proxy, which are being made available to shareholders on or about September 3, 2009, are furnished to the shareholders of Herman Miller, Inc., in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders. This meeting will be held on October 15, 2009 at 11:00 a.m. (EDT). Please note that this year’s Annual Meeting will be held via the Internet rather than in person.

How to Participate in the Electronic Meeting

In order to participate in this year’s Annual Meeting, please log on to www.hermanmiller.com and click on the “About Us” then “For Our Investors” section and the “Annual Meeting Webcast” link at least 15 minutes prior to the start of the 11:00 a.m. meeting to provide time to register and download the required audio software if needed. All shareholders will need to register by entering your name and, if you would like to ask a question during the meeting, you will also need to enter the 12-digit control number received with your Notice or Proxy. Questions that would be appropriate to raise in person and that relate to the purpose of the meeting will be accepted during the meeting. To submit questions, please access the Annual Meeting Webcast and select “Ask a Question.”

Solicitation of Proxies and Voting

Each shareholder, as an owner of the company, is entitled to vote on matters scheduled to come before the annual meeting. The use of proxies allows a shareholder to be represented at the annual meeting if he or she is unable to attend the meeting via the Internet.

You can vote by any of the following methods

•	Vote by Internet Before the Annual Meeting Use your computer to access the website listed on the Proxy (or the written Notice mailed to you) and, with the Proxy or Notice in hand, record your vote. The deadline for internet voting is 11:59 p.m., EDT, on October 14, 2009.

If you request paper materials you may also

•	Vote by Telephone Call the toll free telephone number provided with your Proxy and, with the Proxy in hand, follow the instructions. The deadline for telephone voting is 11:59 p.m. EDT on October 14, 2009.
•	Vote by Mail Complete, date, and sign your Proxy. Mail it in the prepaid envelope provided so that it reaches us before October 15, 2009.
•	Vote by Facsimile During the Annual Meeting You may vote by facsimile during the Annual Meeting prior to the announcement that the polls are closed. You may do so by faxing a marked and signed copy of your Proxy to 1-616-654-7218.

        If your Proxy is properly executed, the shares represented by the Proxy will be voted at the Annual Meeting of Shareholders and at any adjournment of that meeting. Where shareholders specify a choice, the Proxy will be voted as specified. If no choice is specified, the shares represented by the Proxy will be voted for the election of all nominees named in the Proxy and for the proposal described in this Proxy Statement.

        A Proxy may be revoked prior to its exercise by (i) delivering a written notice of revocation to the Secretary of the company, (ii) executing and delivering a Proxy at a later date, or (iii) attending the meeting via the Internet and voting via fax. However, attendance at the meeting does not automatically serve to revoke a Proxy.

5   Herman Miller, Inc., and Subsidiaries

Election of Directors

The Board of Directors has nominated Michael A. Volkema, Paget L. Alves, Douglas D. French, John R. Hoke III, and James R. Kackley for election as directors. Mr. Volkema has been nominated to serve a one–year term until the 2010 annual meeting of shareholders; the other four nominees would serve until the annual meeting in 2012. Under our Bylaws, our directors serve in three separate classes, each having a term of three years and each class is to be nearly equal in number to the other classes. In order to accomplish that objective, Mr. Volkema is being nominated to serve in the class of directors whose term expires in 2010. Each of the nominees previously has been elected as a director by our shareholders, except for Mr. Alves who was appointed to the Board in fiscal 2008.

        The latter portion of this Proxy Statement contains more information about the nominees. Unless otherwise directed by a shareholder’s proxy, each person named as proxy voters in the accompanying proxy will vote for the nominees named above. If any of the nominees become unavailable, which is not anticipated, the Board of Directors, at its discretion, may designate substitute nominees, in which event the enclosed proxy will be voted for such substituted nominees. Proxies cannot be voted for a greater number of people than the number of nominees named.

        A plurality of the votes cast at the meeting is required to elect the nominees as our directors. Accordingly, the five people who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker non-vote, or otherwise, will not be treated as votes cast at the meeting.

The Board of Directors recommends a vote FOR the election of each person nominated by the Board.

Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed Ernst & Young LLP (Ernst & Young) as our independent registered public accounting firm for the fiscal year ending May 29, 2010. Representatives of Ernst & Young will be present at the annual meeting of shareholders and available to respond to appropriate questions submitted in advance. The Ernst & Young representatives will have the opportunity to make a statement if they so desire.

        Although the submission of this matter for approval by shareholders is not legally required, our Board of Directors believes that such submission follows sound corporate business practice and is in the best interests of our shareholders. If our shareholders do not approve the selection of Ernst & Young, the selection of this firm as our independent registered public accounting firm will be reconsidered by the Audit Committee.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

6   2009 Proxy Statement

Disclosure of Fees Paid to Independent Auditors

        Aggregate fees billed to us for the fiscal years ended May 31, 2008, and May 30, 2009 by our independent registered public accounting firm, Ernst & Young, were as follows:

Fiscal Year Ended	May 31, 2008	May 30, 2009
Audit Fees(1)	1,252,000	1,251,050
Audit Related Fees(2)	26,000	30,600
Tax Fees(3)	91,000	32,850
All Other Fees	0	0
Total	$1,369,000	$1,314,500
(1)	Includes fees billed for the audit of and accounting consultations related to our consolidated financial statements included in Form 10-K, including the associated audit of our internal controls, the review of our financial statements included in our quarterly reports in Form 10-Qs, and services in connection with statutory and regulatory filings.
(2)	Includes fees billed for audits of employees benefits plans and accounting consultations that are unrelated to the audit or review of financial statements.
(3)	Includes fees billed for tax compliance, tax advice and, tax planning.

        Our Audit Committee has adopted a policy for pre-approving all permissible services performed by Ernst & Young and other firms. This policy requires the Committee’s pre-approval of all services that may be provided by our independent registered public accounting firm and certain audit services provided by other firms. The policy authorizes the committee to delegate to one or more of its members pre-approval authority with respect to permitted services. All of the services provided by Ernst & Young under the captions “Audit Fees,” “Audit Related Fees,” and “Tax Fees” were approved by the Audit Committee under this policy.

Voting Securities and Principal Shareholders

On August 17, 2009, we had 55,844,151 shares of common stock issued and outstanding, par value $.20 per share. Shareholders are entitled to one vote for each share of common stock registered in their names at the close of business on August 17, 2009, the record date fixed by our Board of Directors. Votes cast at the meeting and submitted by proxy will be tabulated by our transfer agent. As of August 17, 2009, no person was known by management to be the beneficial owner of more than five percent of our common stock, except as follows.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Barclays Global Investors, NA	4,508,792	(1)	8.07
45 Fremont Street
San Francisco, CA 94105
Columbia Wanger Asset Management L.P.	3,938,600	(2)	7.05
227 West Monroe Street , Suite 3000
Chicago, IL 60606
(1)	This information is based solely upon information as of December 31, 2008 contained in the 13G filed on February 5, 2009 by Barclays Global Investors, NA with the SEC, including notice that it has sole voting power as to 3,782,132 shares and sole dispositive power as to 4,508,792 shares.
(2)	This information is based solely upon information as of December 31, 2008 contained in the 13G filed on February 5, 2009 by Columbia Wanger Asset Management L.P. with the SEC, including notice that it has sole voting power as to 3,731,500 shares and sole dispositive power as to 3,938,600 shares.

7   Herman Miller, Inc., and Subsidiaries

Director and Executive Officer Information

Security Ownership of Management

The following table shows, as of August 17, 2009, the number of shares beneficially owned by each of the Named Executive Officers (NEOs) identified in the executive compensation tables of this Proxy Statement and by all directors and executive officers as a group. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all of their respective shares.

Name	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Brian C. Walker	429,936.77
Gregory J. Bylsma	19,040.03
Curtis S. Pullen	31,190.06
Donald D. Goeman	74,671.13
Andrew J. Lock	75,956.14
Kristen L. Manos	8,180.01
Elizabeth A. Nickels	223,150.40
All executive officers and directors as a group (23 persons)	3,901,030	6.99
(1)	Includes the following number of shares with respect to which the NEOs have the right to acquire beneficial ownership under stock options exercisable within 60 days: Mr. Walker—170,572; Mr. Bylsma—15,481; Mr. Pullen—19,090; Mr. Goeman—65,627; Mr. Lock—41,085; and Ms. Nickels—163,479.
(2)	Calculated based on the number of shares outstanding plus the option shares referred to in footnote (3) below.
(3)	Included in this number are 894,997 shares with respect to which executive officers and directors have the right to acquire beneficial ownership under options exercisable within 60 days.

8   2009 Proxy Statement

Director and Executive Officer Information (continued)

The Board of Directors

The information in the following table relating to each nominee’s and director’s age, principal occupation or employment for the past five years, and beneficial ownership of shares of common stock as of August 17, 2009, has been furnished to us by the respective nominees and directors. Except as described in the notes following the table, the following nominees and directors have sole voting and dispositive power as to all of the shares set forth in the following table.

Name and Principal Occupation	Age	Year First Became a Director	Shares Owned(1)	Percent of Class (2)
Nominee for Election as Director for Term to Expire in 2010
Michael A. Volkema	53	1995	218,950.39
Since 2000--
Chairman of the Board, Herman Miller, Inc.
July 1995 to July 2004
Chief Executive Officer, Herman Miller, Inc.
Nominees for Election as Director for Term to Expire in 2012
Paget L. Alves	55	2007	4,160.01
Since February 2008--
President, Sales & Distribution, Sprint Nextel
September 2006 to February 2008
President, South Region Sales & Distribution, Sprint Nextel
June 2005 to September 2006
Senior Vice President, Enterprise Markets, Sprint Nextel
November 2003 to June 2005
President, Strategic Markets, Sprint
Douglas D. French	55	2002	47,316.08
Since June 2007--
Managing Director, Sante Health Ventures
May 2004 to May 2007
Principal, JD Resources, LLC
January 2000 to May 2004
President and Chief Executive Officer,
Ascension Health
John R. Hoke III	44	2005	9,779.02
Since March 2008--
Vice President, Global Footwear, Converse, Inc.
From July 2003 - March 2008
Vice President, Global Footwear Design, NIKE, Inc.
James R. Kackley	67	2003	38,904.07
Since May 2002--
Director of various companies

9   Herman Miller, Inc., and Subsidiaries

Director and Executive Officer Information (continued)

Directors Whose Terms Expire in 2011
Mary Vermeer Andringa	59	1999	55,398.10
Since February 2003--
President and Chief Executive Officer, Vermeer Corporation
Lord Brian Griffiths of Fforestfach	67	1991	79,971.14
Since 1991--
International Advisor, Goldman Sachs International Limited
and House of Lords, United Kingdom
J. Barry Griswell	60	2004	19,202.03
May 2008 to December 2008
Chairman of the Board, Principal Financial Group, Inc. and
Principal Life
From June 2006 to May 2008
Chairman and Chief Executive Officer, Principal Financial
Group, Inc. and
Principal Life
From January 2002 to June 2006
Chairman, Chief Executive Officer and President, Principal
Financial Group, Inc. and Principal Life
Mark S. Nemschoff	63	2009	2,041,666	3.66
Since June 2009--
Consultant to Herman Miller
1973 to June 2009
President and Chief Executive Officer, Nemschoff Chairs, Inc.
Brian C. Walker	47	2003	429,936.77
Since July 2004--
President and Chief Executive Officer, Herman Miller, Inc.
March 2003 to July 2004
President and Chief Operating Officer, Herman Miller, Inc.
Directors Whose Terms Expire in 2010
C. William Pollard	71	1985	62,298.11
Since April 2002--
Chairman Emeritus, The Service Master Company
January 2005 to December 2006
Chairman of the Board, Unum Provident Corporation
March 2003 to January 2005
Co-Chairman of the Board, Unum Provident Corporation
Dorothy A. Terrell	64	1997	36,469.07
Since April 2003--
Venture Partner, First Light Capital
April 2005 to June 2007
President and Chief Executive Officer, Initiative for a
Competitive Inner City
David O. Ulrich	55	2001	90,658.16
Since 1982--
Professor, University of Michigan Business School

(1)	Shares shown for each director include the following number of shares which that director has the right to acquire beneficial ownership under stock options exercisable within 60 days: 31,037 shares for Mr. French; 32,460 shares for Mr. Kackley; 16,948 shares for Ms. Andringa; 25,605 shares for Lord Griffiths; 170,572 shares for Mr. Walker; 33,573 shares for Mr. Pollard; 26,775 shares for Ms. Terrell; and 90,658 shares for Mr. Ulrich.
(2)	Percentages are calculated based upon shares outstanding plus shares that may be acquired under stock options exercisable within 60 days.
(3)	Includes 1,612 shares owned of record and beneficially by Mr. Pollard’s wife. Mr. Pollard disclaims beneficial ownership of these shares. Additionally, 19,500 shares are owned by a family partnership.

        Mr. Kackley also is a director of PepsiAmericas, Inc. and Orion Energy Systems, Inc. Mr. Volkema is a director of Wolverine Worldwide, Inc. Mr. Griswell is a director of Principal Financial Group, Inc. and Principal Life and Mr. Walker is a director of Briggs & Stratton Corporation. Ms. Terrell also is a director of General Mills, Inc. There are no family relationships between or among our directors, nominees, or any of our executive officers.

10   2009 Proxy Statement

Corporate Governance and Board Matters

Board Governance Guidelines

For many years, our Board of Directors has been committed to sound and effective corporate governance practices. These practices reflect the Board’s long-standing philosophy that a proper structure, appropriate policies and procedures, and reflective cultural factors provide the cornerstone to good governance. The Board documented those practices by adopting our Board Governance Guidelines. These Guidelines address director responsibilities, the composition of the Board, required Board meetings and materials, Board committee composition and responsibilities, and other corporate governance matters. Under our Guidelines, a majority of the members of our Board must qualify as independent under the listing standards of the National Association of Securities Dealers (NASD). Our Guidelines also require the Board to have, among other committees, an Audit Committee, Executive Compensation Committee, and a Nominating and Governance Committee, and that each member of those committees qualify as an independent director under the NASD listing standards. Our Board Governance Guidelines, as well as the charters of each of the foregoing committees, are available for review on our website at www.hermanmiller.com/governance.

Code of Conduct

Our Board has adopted a Code of Conduct that applies to all of our employees, officers, and directors. This code also serves as the code of ethics for our CEO and senior financial officers. This code is posted on our website at www.hermanmiller.com/code. Any changes to or waivers of the code must be approved by the Board of Directors and will be disclosed. There were no changes or waivers in fiscal year 2009.

Determination of Independence of Board Members

As required by our Board Governance Guidelines, our Board has determined that each of our directors, other than Messrr. Walker and Nemschoff, qualifies as an “Independent Director,” as such term is defined in the NASD listing standards, and that none of those directors has a material relationship with Herman Miller. The Board’s determination was made as a result of its review of completed individual questionnaires addressing the nature and extent of each member’s relationship with the company and taking into consideration the definition of “Independent Director” under the NASD rules. Our Board also determined that each member of the Audit Committee, Executive Compensation Committee, and Nominating and Corporate Governance Committee meets the independence requirements applicable to those committees as prescribed by the NASD listing standards, and, as to the Audit Committee, the applicable rules of the Securities and Exchange Commission.

Meeting Attendance

Each of our directors is expected to attend all meetings of the Board and applicable committee meetings. The annual meeting of shareholders is held via the internet and the directors are encouraged to join the webcast. Six of our directors did so for our 2008 Annual Shareholders’ Meeting. During fiscal 2009, the Board held five meetings; each director attended at least 75 percent of the aggregate number of meetings of our Board and Board committees on which they served. Consistent with the requirements of our Guidelines, our Board met in executive sessions, without the presence of management, following the conclusion of each regularly scheduled Board meeting. These meetings were chaired by the Chairman, Mr. Volkema. In addition, following all of the regularly scheduled Board Meetings, the independent directors met separately. These meetings were chaired by the board’s lead director. Mr. Pollard currently serves as lead director.

Communications with the Board

Shareholders and other parties interested in communicating directly with one or more of our directors may do so by writing to us, c/o Corporate Secretary, 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302. The Corporate Secretary will forward all relevant correspondence to the director or directors to whom the communication is directed.

Director Nominations

Our Bylaws contain certain procedural requirements applicable to shareholder nominations of directors. Shareholders may nominate a person to serve as a director if they provide written notice to us not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting of shareholders and, with respect to any special meeting of shareholders, not later than the close of business on the 10th day following the date on which the meeting is first publicly announced or, if there is no announcement, the 10th day following the date on which the notice of that meeting was first sent to our shareholders. The notice must include (1) the name and address of the shareholder providing notice and of the person or persons nominated, including information on the securities of the Company held by those individuals, including any derivative securities, the details of which are set forth in our Bylaws, (2) a representation that the shareholder is a current record holder and will continue to hold those shares through the date of the meeting and intends to attend the meeting in person or by proxy, (3) for each proposed nominee, (a) all information relating to that person that would be required to be disclosed in a proxy statement required to be made in connection with solicitations or proxies for election of directors in a contested election pursuant to Section 14 of the Securities and Exchange Act of 1934 (including that person’s written consent to be named in the proxy statement as a nominee and to serve as a

11   Herman Miller, Inc., and Subsidiaries

Corporate Governance and Board Matters (continued)

director if elected), and (b) a description of all direct and indirect compensation and other material monetary arrangements existing during the past three years, as well as any other material relationships between or among the shareholders (and beneficial owner, if any) and their respective affiliates and associates and the proposed nominee and his or her respective affiliates and associates, including all information required to be disclosed pursuant to Rule 404 under Regulation S-K, and (4) the completed and signed questionnaire from each nominee with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made.

        Our Nominating and Governance Committee is responsible for reviewing the qualifications and independence of the members of the Board. However, it has not established specific, minimum qualifications for director nominees. This committee does assess the experience and background of prospective candidates, including his or her independence. The committee’s charter authorizes the committee to consider all factors it considers appropriate, including the candidate’s experience and knowledge of our history and culture, as well as his or her experience and background in manufacturing, design, marketing, technology, finance, management structure and philosophy, including his or her experience as a senior executive officer of a public company. In light of these general requirements, our governance committee reviews the suitability of each person nominated to our Board. In the past, through the board evaluation process, the committee has determined whether there were any skills or experience that needed to be added to the Board and used that information to help establish criteria for Board member searches and candidate evaluation. Other than the procedural requirements described above, the Board has not adopted a policy with regard to the consideration of director candidates nominated by shareholders. All candidates, by whomever nominated, are evaluated in the same manner and under the same standards.

        The Nominating and Governance Committee has not received any recommended nominations from any of our shareholders in connection with our 2009 annual meeting. The nominees who are standing for election as directors at the 2009 annual meeting are incumbent directors and each was recommended by the committee.

12   2009 Proxy Statement

Board Committees

Our Board has four standing committees. Committee responsibilities are detailed in written charters. These charters are available on our Internet website at www.hermanmiller.com/charters. The committees are as follows:

Executive Compensation Committee

We have an Executive Compensation Committee comprised of J. Barry Griswell (chair), Paget L. Alves, Douglas D. French, and John R. Hoke III. The Executive Compensation Committee recommends to the Board the annual executive incentive plan and the annual remuneration of our Chief Executive Officer and President, approves the annual remuneration and executive incentive plan for the other executive officers, grants employee stock options and other equity awards, and acts as the administrative committee for our employee stock option and long-term incentive plans. The committee met four times during the last fiscal year. A description of the Committee’s processes and procedures for the consideration and determination of executive and director compensation is set forth under the caption “Compensation Disclosure and Analysis -The Executive Compensation Committee” below in this Proxy Statement.

Nominating and Governance Committee

We have a Nominating and Governance Committee comprised of Dorothy A. Terrell (chair), Lord Brian Griffiths of Fforestfach, and David O. Ulrich. The Nominating and Governance Committee develops and recommends to the Board governance standards and policies and board compensation including that of the chairman of the board. In addition, the committee identifies and recommends to the Board candidates for election to the Board. The committee met three times during the last fiscal year.

Executive Committee

We have an Executive Committee comprised of Michael A. Volkema (chair), J. Barry Griswell, James R. Kackley, C. William Pollard, and Dorothy A. Terrell. The Executive Committee acts from time to time on behalf of the Board in managing our business and affairs (except as limited by law or our Bylaws) and is delegated certain assignments and functions by the Board of Directors. The committee met ten times during the last fiscal year.

Audit Committee

We have an Audit Committee comprised of James R. Kackley (chair), Mary V. Andringa, and C. William Pollard. Mr. Kackley is qualified as and serves as the “Audit Committee financial expert” within the meaning of the applicable SEC regulations. This Committee, composed entirely of independent directors under the applicable listing standards of the National Association of Securities Dealers (NASD), as well as the requirements of the Sarbanes-Oxley Act of 2002, is responsible for overseeing management’s reporting practices and internal controls on behalf of the Board of Directors. The Committee is also responsible for appointing, approving the compensation of, and overseeing our independent registered public accounting firm. The Audit Committee met eight times during the past fiscal year. The March 2009 meeting included an annual review of the Committee’s written charter.

Executive Compensation Committee Interlocks and Insider Participation

No member of the Executive Compensation Committee is or has been an officer or employee of the company or had any relationship that is required to be disclosed as a transaction with a related party except as noted under Certain Relationships and Related Party Transactions. In addition, no current executive officer of the Company has ever served as a member of the Board of Directors or Compensation Committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

13   Herman Miller, Inc., and Subsidiaries

Report of the Audit Committee

The Audit Committee’s purpose is to oversee the accounting and financial reporting processes of the company, the audits of the company’s financial statements and management’s assessment of the company’s internal controls, the qualifications of the public accounting firm engaged as the company’s independent registered public accounting firm, and the performance of the company’s internal auditors and independent registered public accounting firm. The Committee’s function is more fully described in its charter, which the Board has adopted and is included as Appendix II to this Proxy Statement. The Committee reviews the charter on an annual basis. The Board annually reviews the NASDAQ listing standards definition of independence for audit committee members and has determined that each member of the Committee meets that standard.

        Management is responsible for the preparation, presentation, and integrity of the company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The company’s independent registered public accounting firm, Ernst & Young, LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles. Ernst & Young, LLP is also responsible for providing an opinion on the effectiveness of the company’s internal control over financial reporting.

        We have reviewed–and discussed with management and Ernst & Young, LLP–the company’s audited financial statements for the year ended May 30, 2009, management’s assessment of the effectiveness of the company’s internal controls over financial reporting, and Ernst & Young, LLP’s evaluation of the company’s internal controls over financial reporting.

        We have discussed with Ernst & Young, LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees Concerning Independence, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        We have received and reviewed the written disclosures and the letter from Ernst & Young, LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst and Young LLP’s communications with the Audit Committee regarding independence and we have discussed with Ernst & Young, LLP their independence including a consideration of the compatibility of non-audit services with their independence.

        Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the company’s Form 10-K Report for the year ended May 30, 2009, and we selected Ernst & Young LLP as the independent auditor for fiscal year 2010. The Board is recommending that shareholders ratify that selection at the annual meeting.

James R. Kackley (chair) Mary VerMeer Andringa C. William Pollard

14   2009 Proxy Statement

Compensation Discussion and Analysis

Overview of Compensation Program

The Executive Compensation Committee of the Board (the “Committee”) is responsible for establishing our executive compensation programs. The Committee insures that the compensation paid to the Company’s corporate officers is fair, reasonable, competitive and consistent with our compensation philosophy.

        The Company is required to provide information regarding our compensation policies and decisions for our CEO, CFO, the three other most highly compensated executive officers, and any person who would have been one of the three most highly compensated executive officers except for the fact that they were not employed by the company at year end. We refer to our CEO, CFO and the other highly compensated executive officers for whom disclosure is required collectively as our “Named Executive Officers” or “NEOs.” In fiscal year 2009 two individuals, Curt Pullen and Greg Bylsma, held the position of CFO and Kris Manos would have been one of the three most highly compensated executive officers except for the fact that she left the company during the fiscal year. Accordingly, our proxy statement includes 7 NEOs for 2009. This Compensation Discussion and Analysis is intended to provide information regarding, among other things, the overall objectives of our compensation program and each element of compensation provided to the NEOs.

The Executive Compensation Committee

The Committee is comprised of four directors, each qualifying as an independent director under NASDAQ’s listing requirements. The Board has determined that each member of the Committee also meets the definition of independence under Herman Miller’s corporate governance guidelines and further each member qualifies as a non-employee Director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934.

        The Committee’s primary functions are to oversee the compensation philosophy and strategy, to determine or recommend the compensation of company officers, including the NEOs, and to act as the Administrative Committee for the Company’s key executive compensation plans.

        The Committee is responsible for recommendations to the full Board with respect to all aspects of the annual compensation of the Company’s President and Chief Executive Officer. The Committee, based upon recommendations from our CEO, approves the annual compensation for all other corporate officers covered by Section 16 of the Securities Exchange Act of 1934 including the NEOs (Corporate Officers). Our President and Chief Executive Officer establishes the base salary of all other company executives. The Committee establishes the performance objectives for the Economic Value Added (EVA®) Incentive Cash Bonus Plan and the equity-based compensation plans, which cover the President and Chief Executive Officer, Corporate Officers, and executive employees of the company.

        The Committee does not set compensation for the Board of Directors. The Nominating and Governance Committee is responsible for reviewing, and recommending to the Board of Directors, the amount and form of payment of director compensation.

Compensation Philosophy and Objectives

Our compensation philosophy, as formulated by management and endorsed by the Committee and by our Board of Directors, is to allow for an appropriate level of risk and a corresponding compensation reward within a range that bears a relationship to the competitive market, to the responsibilities of the employee and to the performance of the employee and Company. Consistent with this philosophy, the key objectives of our executive compensation program are to:

•   Link a material portion of executives’ total annual compensation directly to the Company’s performance
•   Reinforce our values, build corporate community, and focus employees on common goals
•   Align the interests of executives with the long-term interests of shareholders
•   Attract, motivate, and retain executives of outstanding ability.

        The compensation program is intended to provide executives who are judged to perform their duties at a proficient level with compensation that approximates the market median compensation for such position based upon the data provided by Towers Perrin (as described later in the Benchmarking of Compensation section). The compensation program is also intended to have the portion of a Corporate Officer’s compensation determined by the Company’s performance increase as the responsibility and authority of the Corporate Officer increases. The Committee believes that the compensation program through the use of base salary, annual incentive cash bonus and long-term incentives operates in a manner consistent with these objectives and rewards performance that generates both consistent and long-term enhancement of shareholder value. The compensation program and its various elements are described in more detail in the section titled Elements of the Compensation Program.

15   Herman Miller, Inc., and Subsidiaries

Compensation Discussion and Analysis (continued)

External Consultants

During fiscal year 2009, the Committee retained Pearl Meyers and Partners as independent compensation consultants to the Committee. Pearl Meyers was not permitted to provide other consulting services to the Company. The independent services which Pearl Meyers provided to the Committee included reviewing the elements of compensation of the President and Chief Executive Officer, and the Corporate Officers and comparing those elements to the Company’s compensation philosophy and objectives and to the market practices for such compensation. Pearl Meyers concluded that the compensation program established for those officers is consistent with the Company’s compensation philosophy and objectives including with respect to market practices.

        The Company retains Towers Perrin to provide benchmarking data and compensation consulting services to management and, from time to time, other specialized work as may be required, such as recommending Board of Directors’ compensation, conducting a review of retirement or other benefit programs, and establishing change in control provisions. With the approval of the Committee, Towers Perrin in 2009 did provide consulting services to the Company including consulting services concerning certain aspects of executive compensation.

Benchmarking of Compensation

To ensure that executive compensation is competitive in the marketplace, the Committee uses benchmarking data to compare our compensation programs to general industry pay practices. The Committee chooses to benchmark compensation levels against industrial companies in general as it minimizes the potential volatility of market pay data due to changes in database/survey participation or mergers/acquisitions; lessens the impact that a single entity can have on the overall data; provides a more consistent result; and better reflects the market in which the Company competes for executive talent. The Committee believes the competitive market for executive talent in which the Company operates is the general corporate talent market, not just the office furniture or West Michigan talent markets.

        Towers Perrin annually presents the Committee with benchmarking data, market practices and trends to provide appropriate context for the Committee’s deliberations. Our CEO makes recommendations to the Committee regarding the compensation package for each of the Corporate Officers (other than himself). The CEO’s recommendations are based on the Towers Perrin information, his evaluation of the individual’s performance, the Company’s performance and other factors. The Committee’s approval of the CEO’s recommendations as to the compensation of Corporate Officers (other than the CEO) is based upon the Committee’s review of the information from Towers Perrin relative to market pay, advice from Pearl Meyers and their own judgment, including their judgment on the relative performance of both the Company and its executives. Based upon these same factors relative to the CEO’s performance and the independent advice of Pearl Meyers, the Committee makes a recommendation to the full board for the CEO’s compensation. The Board of Directors determines the compensation of the CEO.

        Towers Perrin in 2009 used the following survey sources when analyzing the market competitiveness pay levels of Corporate Officers; Towers Perrin Executive Compensation Database, Watson Wyatt Top Management Compensation Report, and the Mercer Executive Database (collectively these are referred to as “Published Survey Data”). The Published Survey Data is used to determine competitiveness of base pay, while the Towers Perrin Executive Compensation Database is used to assess the competitiveness of bonus and long term incentive awards. Towers Perrin uses a regression analysis and aging to make allowances for time differences in the data and to align the data so that it is representative of companies having revenues equivalent to the operations managed by our individual NEOs. The entities within the comparator groups were not disclosed to the Company.

        Towers Perrin compares the base salary, target total cash and target total direct compensation of each NEO to the 25th, 50th (market median) and 75th percentile of the Published Survey Data or Towers Perrin Executive Compensation Database for a comparable benchmark position. Each of the compensation elements is explained in more detail below. Positions are benchmarked based upon comparability of responsibilities and the annual revenues of the operations managed.

        The Committee annually reviews executive pay tally sheets prepared by Towers Perrin. The tally sheets reflect the total compensation to the NEOs from all sources of compensation, including payments under severance or change in control obligations. The Committee uses the tally sheets to help it determine that the Company’s compensation program is consistent with market norms as well as with our compensation philosophy and the objectives referenced above.

        The Committee based upon its experience, the tally sheets, the benchmarking data, and advice from Pearl Meyers has determined that total compensation for each NEO in fiscal 2009 was appropriate, reasonable and consistent with the Company’s compensation philosophy and objectives as described above.

16   2009 Proxy Statement

Compensation Discussion and Analysis (continued)

Elements of the Compensation Program

Our Corporate Officer compensation package includes five distinct elements:

1. Base Salary
2. Annual Executive Incentive Cash Bonus
3. Long-Term Equity Incentives
4. Retirement and Health Benefits
5. Perquisites and other executive compensation plans

        These five elements together form an executive’s total compensation package. The first two elements form an executive’s total cash compensation and the first three elements form an executive’s total direct compensation package. It is the Company’s goal to align the compensation packages with prevailing market rates. The alignment is accomplished primarily through adjustments to each Corporate Officer’s total direct compensation.

        Each element of total direct compensation is benchmarked to the prevailing market; however, in certain circumstances local practices related to long-term incentives and bonuses may be significantly different than those applicable to the Company as a whole. In those circumstances, the Company emphasizes consistency in the application of its long-term incentive programs and adjusts base and bonus so as to maintain total direct compensation in an amount that is consistent with the Company’s compensation philosophy. The compensation program is intended to provide executives who are judged to perform their duties at a proficient level with a total direct compensation package that approximates the market median compensation for such position based upon the data provided by Towers Perrin. However, because of the performance based nature of the Annual Executive Incentive Cash Bonus and the Long-Term Equity Incentives, actual compensation of the NEOs may vary from market rates.

        In the light of impact of the recession upon the Company’s performance, the Committee made several reductions to the 2009 and 2010 compensation packages for NEOs, which are described below. The Committee has determined that the total direct compensation (base salary, target incentive cash bonus and target long-term incentive grant) for each NEO for 2009 and 2010 is within the benchmarked range, given the NEO’s performance, position and the Company’s performance.

Base Salary

The CEO evaluates each of the Corporate Officers annually and makes recommendations to the Committee for base salary. The base salary of the CEO is set by the Board of Directors. In general, but subject to individual circumstances, base salaries reflect market rates for comparative positions and the NEO’s level of proficiency and performance. The base salary of NEOs assessed by the CEO and the Committee to be proficient is generally targeted at the market median of the Published Survey Data. The base compensation of NEOs with less experience in general would be below the market median and those judged to be performing at a level higher than proficient generally would be above the market median. The Committee in each circumstance uses its judgment and experience in setting the specific level of base salary relative to the general market median data.

Base Salary in 2009

Effective July 21, 2008 the Committee set NEOs’ base salary for fiscal 2009. The base salary of Brian Walker was set by the Board at $720,000. This base salary was approved by the Board of Directors based upon Mr. Walker’s excellent performance in driving the operating results of the Company in the previous fiscal year. The base salary of Curt Pullen was set by the Committee at $350,000. This base salary reflects Mr. Pullen’s role as chief financial officer for the first part of the year and was maintained upon his subsequent appointment as President of North American Office and Learning Environments. The base salary for Beth Nickels, President Herman Miller Healthcare was set by the Committee at $277,000 and reflects the Committee’s determination that Ms. Nickels continues to perform well in her position. The base salary of Don Goeman, Executive Vice President Research/Design/Development was set at $255,000 and reflects the Committee’s determination that Mr. Goeman continues to develop in his role as head of research and development. The base salary of Andy Lock was set at $330,000 and reflects the Committee’s determination that Mr. Lock continues to meet all the requirements of his role. Greg Bylsma was appointed chief financial officer in February, 2009 and his base salary was set at $250,000 which reflects the fact that he is new in his position. Kristen Manos, then executive vice-president North American Office and Learning Environments, had her base salary set at $295,000. Ms. Manos subsequently left the company.

        In fiscal 2009 the Company and the economy in general endured a period of severe economic stress. As the depth of the recession became clear, the Committee and the Board approved a recommendation from the Executive Leadership Team to reduce the Base Salary (and Long Term Incentives) for most Corporate Officers including the NEOs described above. Effective January 1, 2009, the Committee and the Board with the support of management, temporarily reduced the compensation of the members of the Executive Leadership Team, including all of the NEOs. The base salary of the CEO was reduced by ten percent and the base salary for all other NEOs was reduced by five percent. The reductions were implemented consistent with the Committee’s philosophy that base salary should in part reflect the Company’s business performance. None of the changes in base salary reflected a change in the individual performance of the NEOs. After the change, the base salary of Brian Walker was $648,000, the base salary of Don Goeman was $242,250, the base salary of Andy Lock was $313,500, the base salary of Beth Nickels was $263,150, the base salary of Kristen Manos was $280,250 and the base salary of Curt Pullen was $332,500. Greg Bylsma was not an NEO at this time.

17   Herman Miller, Inc., and Subsidiaries

Compensation Discussion and Analysis (continued)

        Effective March 9, 2009, the Company implemented a second temporary reduction to NEO base salary for most of the NEOs. After this reduction, the effective base salary of Brian Walker was $583,000, the effective base salary of Greg Bylsma was $225,000, the effective base salary of Don Goeman was $218,025, the effective base salary of Andy Lock was $283,000, the effective base salary of Beth Nickels remained at $263,150 and the effective base salary of Curt Pullen was $300,000. These reductions are in effect until at least December 31, 2009. Kristen Manos had left the Company by March 9, 2009 and her base salary was therefore not impacted.

        Also effective March 9, 2009 the Company implemented a reduced work schedule for most other salaried employees under which the employees worked nine days out of every ten weekdays. The Company implemented this work schedule in response to the economic downturn. The schedule results in an effective 10 percent reduction in pay for those employees impacted by the change. In connection with that reduced schedule, the Committee adopted at management’s recommendation a salary replacement incentive plan that would pay an incentive bonus to those employees exceeding certain operating income goals. Members of the Executive Leadership Team, including the NEOs, are not eligible to participate in this plan.

Base Salary in 2010

The Board and the Committee at this time have decided to leave the base salary of each NEO at its current level. This does not reflect the Board’s or Committee’s view as to the performance of any NEO or all NEOs as a group. This decision reflects the Company’s view that it needs to aggressively manage costs and that no general wage increases are being given to employees. Each of the base salaries set for the NEOs by the Committee were within the range established for their performance in position.

Annual Executive Incentive Cash Bonus

The annual executive incentive cash bonus for the Corporate Officers is paid pursuant to the Executive Incentive Cash Bonus Plan. This plan is intended to link annual incentive compensation to the creation of shareholder value. The Executive Incentive Cash Bonus Plan provides for the annual payment of a cash bonus (Incentive Cash Bonus) to selected executives based upon the performance of the Company during the fiscal year. The annual Incentive Cash Bonus is reported in the Summary Compensation Table under the column titled “Non-equity Incentive Plan Compensation.” Payments are made following the end of the fiscal year.

        The measure of performance for the Incentive Cash Bonus is EVA. EVA in general terms is equal to the Company’s net operating income after subtraction of taxes and a charge for capital. The Committee believes that the utilization of the EVA measurement system, with its focus on maximizing the Company’s return on capital investments relative to its cost of capital, is an effective means of evaluating and rewarding executive performance. The cash bonus for NEOs in fiscal 2009 was based upon consolidated EVA for the entire Company.

        Under the Executive Incentive Cash Bonus Plan a participant is assigned an Incentive Cash Bonus target expressed as a percentage of his or her base pay, and the actual bonus payment is determined by comparing the actual improvement in EVA achieved by the Company against expected improvement. The expected improvement is the dollar amount of EVA improvement necessary to earn the targeted EVA bonus. The interval is the dollar amount of EVA change, either above or below the expected improvement, necessary to either double the EVA bonus amount or reduce it to zero.

        The actual Incentive Cash Bonus amount paid with respect to any year may range from 0 to 2 times of the target based upon the relative achievement of our EVA targets described below. The Committee sets the EVA targets for 3 year periods. The current 3 year period expires at the end of fiscal 2010. The Incentive Cash Bonus earned by participants is expected over time to equal 100% of his or her individual target. The target Incentive Cash Bonus payment for the NEOs generally is set at 100% of the market median bonus amount for comparable positions as shown in the Towers Perrin Executive Compensation Database, although as explained earlier base pay and bonus may be adjusted in order to maintain total compensation in an amount that is consistent with our compensation philosophy. The Committee believes that this use of Incentive Cash Bonus is consistent with the objective of making compensation for senior corporate officers more variable with the Company’s performance.

        The Committee is responsible for administering all elements of the Executive Incentive Cash Bonus Plan, except that those elements of the plan relating to the CEO (including target percentage payment) are approved by the Board. The Committee approves participants in the plan, the target payment percentage, the EVA improvement goals and the cost of capital. The Audit Committee at the end of each fiscal year approves the calculation of EVA results for the year and the EVA change from the previous year and the resulting bonus factor. The Committee certifies the use of the bonus factor for use in the Incentive Cash Bonus calculation. The EVA targets for 2009 were an expected improvement of $9 million and an interval of $32 million and the same targets will be used for fiscal 2010. The cost of capital in 2009 was 9% and 2010 will be 10.5%.

Incentive Cash Bonus for 2009

The Incentive Cash Bonus payment target percentages for NEOs in fiscal 2009 ranged from 100% of base salary for the CEO to 60% of base salary for other NEOs. For fiscal 2009 participants in the Executive Incentive Cash Bonus Plan received no Incentive Cash Bonus payments as the Company’s EVA performance resulted in a negative 1.4343 multiple.

18   2009 Proxy Statement

Compensation Discussion and Analysis (continued)

Incentive Cash Bonus for 2010

For fiscal 2010, the payment target percentage for our CEO and NEOs remained unchanged from 2009. The Committee believes that the Incentive Cash Bonus target percentages reflect the appropriate market information provided by the Published Survey Data and are within the range for each NEO.

Long-Term Incentives

Our shareholders in 2004 approved our Long-Term Incentive Plan (LTI Plan). The plan authorizes the Company to issue stock, restricted stock, options, restricted stock units, and other forms of equity-based compensation (Long-Term Incentive Grants). The key objectives of making Long-Term Incentive Grants under the LTI Plan are:

•	To provide an appropriate level of equity reward to Corporate Officers that ties a meaningful part of their compensation to the long-term returns generated for shareholders.
•	To provide an appropriate equity award to the next level of executives where market data would support their inclusion in an annual equity award plan.
•	To assist in the achievement of our share ownership requirements.
•	To attract, retain and reward key employees.

        We believe that a significant portion of executive pay should be aligned with long-term shareholder returns and that encouraging long-term strategic thinking and decision-making requires that executives have a significant stake in the long-term success of Herman Miller. The Committee is responsible for administering all elements of the LTI Plan and for making all Long-Term Incentive Grants under the LTI Plan, except that the Board approves the grants to the CEO.

        The LTI Plan allows for the issuance of options with a reload feature. A reload feature permits an option holder who exercises an option to receive an additional (reload) option in connection with the exercise of an existing option. The reload option has an exercise price equal to the price at which the existing option was exercised and represents a number of shares equal to the number of shares traded in to exercise the option and to pay the taxes on the exercise of the option. The reload feature exists in option grants made before fiscal year 2007. The Committee, beginning in fiscal year 2007, discontinued the practice of issuing new options with reload features.

        The Committee at its July meeting normally sets the LTI target grants for the current fiscal year, sets the types of grants to used, sets any performance criteria for the various types of grants and confirms that actual awards resulting from the previous year’s target grants. The Committee also determines whether the performance criteria applicable to any grant have been met. The types of grants are described below.

LTI Grants for 2009

        In July 2008 the Committee met and established target values for LTI grants to be made with respect to fiscal year 2009 at an on target EVA performance. For NEOs the target value was expressed as a percentage of his or her base. The target grants were divided; one-third performance shares, one-third market priced stock options, and one-third to be selected by the participant between the two forms of equity awards. The Committee believes that allowing the NEOs to have some flexibility in modifying the mix between options and shares gives the NEOs a greater sense of deriving value from the awards. The actual number of performance shares that would eventually be issued with respect to this award would depend upon the Company’s future EVA performance. The characteristics of the performance shares are more fully described below.

        In July 2008 the Long-Term Incentive grants for July 2009 were set with an initial target value ranging from 225% of base salary for our CEO to 100% of base salary for Andrew Lock, Kristen Manos, and Curt Pullen, 90% for Don Goeman and 60% for Beth Nickels. The target value of the LTI grants did not change from the previous year.

        On January 1, 2009 in connection with the base salary reduction actions discussed above, the Board and Committee cut in half the target value of the LTI grants to be awarded in July 2009. The target value of the LTI grant for Brian Walker was reduced to 112.5% of base salary, the target value of the LTI grants to Andrew Lock, Kristen Manos, and Curt Pullen were reduced to 50% of base salary, the target value of the LTI grant to Don Goeman was reduced to 45% and the target value of the LTI grant to Beth Nickels was reduced to 30%. Greg Bylsma became chief financial officer on February 10, 2009 and his initial target as CFO was set at 50% of his base salary.

        The Committee in March 2009 also approved a change in the structure of the awards to be granted in July 2009, replacing the performance shares with restricted stock units. Participants with the exception of the CEO will have the option with respect to the LTI grants awarded in July 2009 to receive one-third of their reduced award as restricted stock units, one-third as market priced stock options and will be allowed choice between the two instruments for the final third of their award. The CEO will receive 100% of his reduced grant in the form of market priced options. The Committee believes that allowing the NEOs other than the CEO to have some flexibility in choosing the mix between options and restricted stock units gives them a greater sense of deriving value from the awards. The Committee believes the exclusive use of options for the CEO’s reduced LTI grant in this difficult economic environment is an appropriate method to link the risk and reward associated with his LTI compensation to the Company’s performance. Unlike performance shares, in which the actual number of shares issued is dependent upon the company’s future performance, the number of restricted stock units is fixed at the date of grant. The change from performance shares to restricted stock units and the elimination of performance goals with respect to the RSUs reflects the Committee’s concern that in the current economic environment retention of

19   Herman Miller, Inc., and Subsidiaries

Compensation Discussion and Analysis (continued)

executive talent is essential and the Committee’s belief that in this environment the certainty of a time vesting RSU has more retentive power than performance based PSUs.

The  key features of the performance shares, restricted stock units and options utilized for 2009 are as follows:

        Performance Shares: The performance shares represent shares of the Company’s common stock that are to be issued to participants at the end of a future 3-year measurement period beginning in the year that performance shares are granted. The value of the performance shares is initially based upon a target grant to each participant. The actual payout of shares can vary between 0% and 200% of target shares depending upon the cumulative average EVA performance over the three-year measurement period. There is no payment of dividends during the performance period and the shares are not actually issued until the end of the three-year measurement period.

        Restricted Stock Units: The restricted stock units (RSU) consist of units representing the right to receive shares of Herman Miller, Inc common stock. These units reflect the fair market value of the common stock as of the date of grant and cliff vest after three years. If the employee leaves the company for any reason other than death, disability, retirement or termination of employee without cause, vesting of the units will stop and any unvested units will be forfeited. RSUs convert into shares after they vest. Dividends accrue on the RSUs and are added to the total value of the units.

        Stock Options: The options will vest equally over three years, have a ten year life and are priced at fair market value on the date of grant.

        The following table discloses the actual elections made by the NEOs with respect to the awards received in July 2008 (fiscal 2009).

Name	Number of Options	Option Exercise Price	Performance Shares (at target performance)
Brian Walker	123,008	$25.52	19,487
Greg Bylsma	4,089	$25.52	648
Curt Pullen	21,437	$25.52	3,396
Don Goeman	17,987	$25.52	2,850
Andy Lock	25,829	$25.52	4,092
Kristen Manos	12,090	$25.52	7,661
Beth Nickels	10,702	$25.52	3,391

        The following table discloses the actual elections made by the NEOs with respect to the awards received in July 2009 (fiscal 2010).

Name	Number of Options	Option Exercise Price	Restricted Stock Units
Brian Walker	121,236	$15.74
Greg Bylsma	7,984	$15.74	3,163
Curt Pullen	12,993	$15.74	5,148
Don Goeman	11,776	$15.74	2,333
Andy Lock	16,849	$15.74	3,338
Kristen Manos	NA	NA	NA
Beth Nickels	4,340	$15.74	3,439

20   2009 Proxy Statement

Compensation Discussion and Analysis (continued)

LTI Grants for 2010

The Committee at its July 2009 meeting established values for the LTI grants for fiscal 2010. The values of the Long Term Incentive grants as a percentage of base salary remain unchanged from those set in January 2009. The Committee-approved target LTI grant awards will result in actual grants in July 2010 and the grants will again consist of options and restricted stock units. The values as a percent of base salary for the Long-Term Incentive Grants (including options and restricted stock units) for fiscal 2010 were 112.5% for Brian Walker, 50% for Curt Pullen, Andy Lock, and Greg Bylsma, 45% for Don Goeman and 30% for Beth Nickels. The value of these grants reflects the impact of the economic downturn on the Company. The options and restricted stock units granted in July 2010 will have the same characteristics as those granted in 2009, and recipients will again receive one-third of the awards in the form of options, one-third in the form of restricted stock units and one-third to be selected by each participant between these two means, except for the CEO. The CEO will receive 100% of his grant in the form of market priced options.

Practices Concerning Grant Dates

Grants under the LTI Plan are typically made in connection with the Board of Directors meeting in July of each year. The number of restricted stock units is determined using the closing price for the Company’s common stock on the date of grant, and the number of options is based on the Black-Scholes valuation method described in the footnote to the Long-Term Incentive Grants table. The Company does not attempt to influence the amount of executive compensation by timing equity grants in connection with the disclosure of material information to the public. The Company’s year end financial information is normally disclosed through a press release in the third week of June. The backdating of equity award dates is specifically prohibited under policies adopted by the Board of Directors.

Retirement and Health Plans

Health Plans

The Company maintains a broad base of health insurance plans available to all full-time and most part-time employees. The NEOs participate in such health insurance plans on the same terms as all other employees within their respective geographic region.

Retirement Plans

The Company maintains broad based retirement plans available for all non-union employees in the United States. Our employees in England and who are union members are covered by separate defined benefit retirement plans. Our retirement plans are designed to provide an appropriate level of replacement income upon retirement. The benefits available to NEOs are the same as available to other non-executive employees in their respective geographic region subject to limitations provided by law or regulation. The NEOs participate in the full range of benefits and are covered by the same plans (with exceptions noted) on the same terms as provided to all U.S. employees.

        The retirement plans include:

•   The Herman Miller, Inc. Retirement Income Plan
•   The Herman Miller, Inc. Profit Sharing and 401(k) Plan
•   The Herman Miller Limited Retirement Benefits Plan

        Retirement Income Plan: The Herman Miller, Inc. Retirement Income Plan (Cash Balance Plan) is what is known as a hybrid plan. Under the Plan the Company accrues a benefit for the participant which is expressed as a fixed dollar amount (cash balance). The Company credits each employee’s account with an amount equal to 4% of his or her salary, up to the maximum salary level permitted by the Internal Revenue Service (currently $230,000). Each account is also credited with hypothetical interest return pegged to a predetermined benchmark (for fiscal 2009 interest was credited at 4.44%).

        Profit Sharing Plan: The Herman Miller, Inc. Profit Sharing and 401(k) Plan consists of two parts. The Company annually makes a contribution to the profit sharing portion based upon the Company’s EVA results for the year that may range from 0% to 6% of base salaries, with a target contribution of 3% of base salary. Based upon our EVA results, the actual percentage contributed for fiscal year 2009 was 0%. The amount of salary included in the base for the calculation is limited to the maximum salary level permitted by the IRS. The 401(k) portion of the plan is a salary deferral plan. Each employee may elect to defer up to the maximum amount permitted.

21   Herman Miller, Inc., and Subsidiaries

Compensation Discussion and Analysis (continued)

The Company normally matches up to half of the amount deferred by the employee up to the first 6% of the employee’s compensation contributed. Beginning March 9, 2009 the Company suspended matching payments to the plan.

        Herman Miller Limited Retirement Plan: Herman Miller Limited, the Company’s wholly owned UK subsidiary maintains an average final pay pension plan for all of its retirees. Under the plan each employee is entitled to a normal basic pension equal to an equivalent of 1/70th of final pensionable salary for each complete year of service. The pension is subject to a maximum of 40/70ths of final pensionable salary. Effective June 1, 2009 the Company has received the consent of the participants in the UK plan to suspend further benefit accruals under the plan.

Perquisites and Other Executive Compensation Plans

Perquisites

The Company is conservative in its approach to executive perquisite benefits. Company compensation practices in general do not provide for personal perquisites and the Committee has adopted a policy which specifically restricts the use of corporate aircraft for non-business purposes. We provide a limited number of perquisites to Corporate Officers. The Company normally provides each NEO with a specified dollar amount which can be used for a range of perquisites. These perquisites include financial planning, life insurance, spousal travel and other benefits. In 2009 the dollar amount of these benefits used was approximately $20,000 for the CEO and between $6,000 and $18,000 for each of the other NEOs.

        The Company does not normally provide non-business-related use of chartered aircraft for Corporate Officers and none was provided in 2009.

        The Company in 2009 did provide the NEOs with the opportunity to purchase certain additional disability insurance and to obtain comprehensive physicals paid for by the Company.

Deferred Compensation Plans

In 2008 the Committee discontinued use of the existing Non-qualified Deferred Compensation Plan and approved the Herman Miller, Inc. Executive Equalization Retirement Plan.

        The Non-qualified Deferred Compensation Plan allowed selected employees to defer part or all of their Executive Incentive Cash Bonus payment each year. The Company matched any such deferral, up to 50% of the incentive cash bonus payment. The matching payment vests over 3 years and vesting is dependent upon the executive remaining employed with the Company. Amounts deferred are converted into units having the same value as the Company’s stock and are credited with amounts at the same rate as the Company’s dividend on its common stock. Units are converted into shares of the Company’s common stock at the time of distribution. While the Non-qualified Deferred Compensation Plan was not used in 2008, Company match contributions with respect to amounts deferred during 2007 and credited in 2008 appear on the 2008 Summary Compensation Table. The vesting on the Company matching contribution is shown on the Perquisites and Other Compensation table.

        The Herman Miller, Inc. Executive Equalization Retirement Plan was approved by the Committee and the Board in 2008. The plan is a supplemental deferred compensation plan and is available for salary deferrals beginning in January 2008. The plan is available to highly compensated employees who are selected for participation by the Committee. All of the NEOs are currently able to participate. The plan allows participants to defer up to 50% of their base salary and 100% of their Incentive Cash Bonus. Company contributions to the plan “mirror” the amounts the Company would have contributed to the Herman Miller Retirement Income Plan and the Herman Miller Profit Sharing and 401(K) Plan had the employee’s compensation not been above the statutory ceiling (currently $230,000). Investment options under this plan are the same as those available under the 401(k) Plan except for Company stock which is not an investment option under this plan. Company matching contributions for amounts deferred in 2008 were made after year end and appear on the 2009 Summary Compensation Table under Perquisites and Other Compensation. For that part of fiscal year 2009 before March 9, 2009, the Company’s contribution was equal to 50% of the participant’s retirement savings contributions until the matching contribution for the NEO brought the Company’s contribution credited to the Executive Equalization Retirement Plan, the Herman Miller Retirement Income Plan and the Herman Miller Profit Sharing and 401(k) Plan up to the amount necessary to accomplish the “mirroring.” On March 9, 2009 the Company in conjunction with the suspension of matching contributions to the Profit Sharing and 401(k) Plan also suspended the “mirroring” profit sharing and 401(k) contributions under the Executive Equalization Plan. Contributions for amounts deferred in fiscal 2009 will be made after the end of the fiscal year and will appear in the 2010 Summary Compensation Table under Perquisites and Other Compensation.

Executive Long Term Disability Plan

The plan covers 60% of the rolling two year average of executive incentive compensation. Executives are eligible to participate when they have earned over $6,000 in annual executive incentive compensation. This benefit continues as long as the executive is disabled until age 65. The monthly benefit is capped at $10,000. The executive can maintain the plan by paying Unum, the provider, directly when they leave the Company.

22   2009 Proxy Statement

Compensation Discussion and Analysis (continued)

Deductibility of Compensation

The income tax laws of the United States limit the amount the Company may deduct for compensation paid to the company’s CEO, CFO and the other three most highly paid executives. Under IRS certain guidelines compensation that qualifies as “performance based” is not subject to this limit. All compensation paid by the Company during fiscal 2009 met the requirements for deductibility.

Stock Ownership Guidelines

The Committee believes that significant stock ownership by top management is of critical importance to the ongoing success of the Company, as it helps link the interests of senior management and company shareholders. Stock ownership requirements apply to the nine members of the Executive Leadership Team for the Company. Under these requirements, the President and Chief Executive Officer must own shares of company stock with an aggregate market value of at least six (6) times base salary, Corporate Officers having a Long-Term Incentive Plan target equal to 100% of base salary must own shares of Company stock with an aggregate market value of four (4) times their respective base salaries and all other direct reports to the CEO must own shares with an aggregate market value of three (3) times their respective base salaries.

        All participants must achieve their ownership requirement over a five-year period from the date of their appointment to the position. The Committee reviews the NEOs’ progress toward these goals annually during the Company’s fourth quarter. Ownership for the purpose of the guidelines is defined to include shares owned by the executives, as well as shares held in the Company’s profit sharing and 401k plan, restricted stock and restricted stock units (both vested and unvested), and deferred accounts for his or her benefit. Stock options and unissued performance shares are not included in the calculation of an executive’s total ownership. If a participant fails to meet the ownership guidelines within the specified period half of his or her Incentive Cash Bonus will be paid in the form of Company stock until the guideline is met.

        At its annual review the Committee determined that in the light of current economic circumstances it would be difficult for the NEOs to remain in compliance with the ownership guidelines.

Impact of Prior Compensation in Setting Elements of Compensation

Prior compensation of the NEOs does not normally impact how the Committee sets the current elements of compensation. The Committee believes the current competitive environment is more relevant in determining an NEO’s current total level of compensation. As described earlier the Committee uses tally sheets to track all of the elements of current compensation to enable the Committee to determine whether the compensation which the NEO is currently receiving is consistent with market practices. The Committee, however, has the ability to consider the impact of any special equity grants upon the value of future grants made to Corporate Officers under the LTI plan

Impact of Restatements Retroactively Impacting Financial Goals

The Company has not had any material restatement of prior financial results. If such restatements were to occur, the Committee would review the matter and determine what, if any, adjustment to current compensation might be appropriate. The LTI plan and the Executive Incentive Bonus Plan give the Committee the right to “claw back” Incentive Cash Bonus payments and LTI grants in the event of certain restatements.

Post-Employment Compensation

Change in control and discharge for other than cause can result in additional compensation being paid to or for certain NEOs. In addition, as described above, certain of the Long-Term Incentive Bonus payments continue if the NEO leaves employment as the result of death, disability or retirement.

Termination and Retention Payments

All of the NEOs are “at will” employees. This means that they can be discharged at any time and for no reason. The Company has agreed to pay Corporate Officers and other executives severance if they are terminated for reasons other than malfeasance or voluntary separation. For 2009 the severance payments for each NEO would have been equal to 18 months of base salary. The Committee’s determination as to the amount of severance payments is the result of benchmarking our practices to the Published Survey Data. In addition, the Company maintains the health insurance on these employees during the salary continuation period. In exchange for such payments the employee provides the Company with a mutual release of all claims and agrees not to work for a competitor or solicit the Company’s employees during the salary continuation period.

23   Herman Miller, Inc., and Subsidiaries

Compensation Discussion and Analysis (continued)

Change in Control Agreements

Each NEO, other than Greg Bylsma, is party to a change in control agreement with the Company. In 2006 the Committee retained Frederic W. Cook to review the existing change in control agreements and to advise it on whether the continued use of such agreements was appropriate and if so whether the agreements were consistent with competitive practices. Frederic W. Cook advised the Committee that the continued use of change in control agreements is appropriate and that the amounts payable under the agreements were consistent with market practice. In 2006 the Company entered into new change in control agreements with the NEOs and certain other Corporate Officers and executives. The new form of change in control agreement is found under Exhibit 10 in the Company’s consolidated financial statements for the fiscal year ended June 2, 2007, included in our Annual Report on Form 10-K.

        The Committee believes that the use of change in control agreements is appropriate as they help insure a continuity of management during a threatened take-over and help insure that management remains focused on completing a transaction that is likely to maximize shareholder value. Potential payments under the change in control agreements are included in the tally sheets provided annually to the Committee.

        The narrative and footnotes to the tables entitled Potential Payments upon Termination in Connection with a Change in Control describe the change in control payments in greater detail.

24   2009 Proxy Statement

Executive Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

J. Barry Griswell (chair) Paget L. Alves Douglas D. French John R. Hoke III

25   Herman Miller, Inc., and Subsidiaries

Summary Compensation Table

The summary compensation table below shows the compensation for the Named Executive Officers “NEO” for the fiscal year ended May 30, 2009 (“Fiscal 2009”), May 31, 2008 (“Fiscal 2008”) and June 2, 2007 (“Fiscal 2007”). The details of the Company’s executive compensation programs are found in the CD&A.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compen-sation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compen-sation ($)	Total ($)
Brian C. Walker	2009	668,685		400,528	566,076		13,578	184,649	1,833,516
President and Chief Executive Officer	2008	664,615		776,875	480,440	908,349	12,964	111,355	2,954,598
	2007	625,961		651,052	358,045	829,981	11,957	105,433	2,582,429
Gregory J. Bylsma(5)	2009	201,542		(3,627)	25,765		8,683	7,605	239,968
Chief Financial Officer
Curtis S. Pullen(5)	2009	325,029		4,052	78,103		12,882	47,094	467,160
EVP and President, North American	2008	262,500		29,172	36,484	200,427	12,988	23,393	564,964
Office and Learning Environments	2007	191,975		23,216	20,691	180,012	11,189	25,230	452,313
Donald D. Goeman(6)	2009	243,748		5,210	97,598		17,654	35,539	399,749
EVP Research, Design and Development
Andrew J. Lock	2009	313,956		(27,486)	128,853			49,157	464,480
Chief Administration Officer	2008	313,654		158,900	95,121	257,489	135,837	38,247	999,248
	2007	302,981		119,610	61,771	283,558	8,970	40,818	817,708
Kristen L. Manos(7)	2009	244,427		27,172	15,373		9,480	191,934	488,386
EVP North American Office and
Learning Environments
Elizabeth A. Nickels	2009	270,358		41,929	151,090		10,366	62,663	536,406
President, Herman Miller for Healthcare	2008	285,385		94,471	157,589	237,098	10,280	152,965	937,788
	2007	349,327		128,038	170,390	327,377	8,869	169,917	1,153,918
(1)	Amounts set forth in the stock award and option award columns represent the amounts recognized as compensation expense in the reported year for financial reporting purposes with respect to stock awards and options in accordance with FAS 123R except that the amounts do not reflect a reduction for estimated forfeitures. The assumptions used in calculating these amounts are set forth in Note 14, in the Company’s consolidated financial statements for the fiscal year ended May 30, 2009, included in our Annual Report on Form 10-K.
(2)	Reflects bonus payments under our Annual Executive Incentive Cash Bonus Plan earned by the NEOs during the reported year and paid in the following fiscal year. Includes any amounts that the NEO deferred under the Company’s Nonqualified Deferred Compensation Plan (3) Amounts represent the aggregate change in the actuarial present value of the accumulated benefits under the Company’s Retirement Plans. Mr. Lock’s change in the Herman Miller, Inc. Retirement Income Plan was $10,431 and his change in the Herman Miller, UK Pension Plan was ($42,809).
(4)	The amounts in this column for all other compensation are described in the table on the following page.
(5)	On February 9, 2009, Mr. Bylsma succeeded Mr. Pullen as our CFO, at which time Mr. Pullen assumed the role of Executive Vice President and President of North American Office and Learning Environments.
(6)	Fiscal year 2009 is the first year Mr. Goeman is a named executive officer.
(7)	As of February 10, 2009 Ms. Manos was no longer with the company.

26   2009 Proxy Statement

Summary Compensation Table (continued)

	Bundled Benefits(a)	Severance(b)	Dividends on restricted stock	Company Sponsored Physicals and Healthcare	Retirement Plan Contribution (c)	Long-term Disability Insurance	Vesting of Registrants contributions to Deferred Compensation Plan	Nonqualified Deferred Compensation Contribution(d)	Total Other Compensation
Brian C. Walker	18,774		35,200		6,900	2,809	11,605	109,361	184,649
Gregory J. Bylsma					4,987	717		1,901	7,605
Curtis S. Pullen	18,225			3,949	6,900	2,054		15,966	47,094
Donald D. Goeman	14,559			7,108		3,996		9,876	35,539
Andrew J. Lock	5,730				3,640	3,549		36,238	49,157
Kristen L. Manos	14,681	134,075			6,900	2,630	13,068	20,580	191,934
Elizabeth A. Nickels	12,130			125	6,900	2,684	16,989	23,835	62,663
(a)	Bundled Benefits includes accounting fees, cell phone fees, club dues, family travel, financial planning, home office expenses, vehicle expenses, life insurance, and tax gross-ups.
(b)	Represents severance paid to Ms. Manos in connection with her termination of employment with the Company.
(c)	Amounts represent contributions by us pursuant to our defined contribution retirement plans.
(d)	Amounts represent the Company’s contribution to the Herman Miller, Inc. Executive Equalization Retirement Plan.

27   Herman Miller, Inc., and Subsidiaries

Grants of Plan-Based Awards

The Grant of Plan-Based Awards table below sets forth information on equity awards granted by the Company to the NEOs during fiscal 2009 under the Long Term Incentive Plan (LTI Plan) and the possible payouts to the NEOs under the Executive Incentive Cash Bonus Plan (Annual Cash Bonus Plan) for fiscal 2009. The CD&A provides further details of grants under the LTI Plan, as well as the performance criteria under the Annual Cash Bonus Plan.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards:	All Other Option Awards:	Exercise or Base Price of	Grant Date Fair Value of Stock
		Thres-hold($)	Target($)	Maxi-mum($)	Thres-hold(#)	Target(#)	Maxi-mum(#)	Number of Shares of Stock of Units (#)	Number of Securities Underlying Options (#)(3)	Option Awards ($/Sh)(4)	and Option Awards ($)(5)
Brian C. Walker	7/21/08				0	19,487	38,974				497,308
	7/21/08								123,008	25.52	994,618
		0	672,023	1,344,046
Gregory J. Bylsma	7/21/08				0	648	1,296				16,537
	7/21/08								4,089	25.52	33,063
		0	119,488	238,976
Curtis S. Pullen	7/21/08				0	3,396	6,792				86,666
	7/21/08								21,437	25.52	173,335
		0	194,458	388,916
Donald D. Goeman	7/21/08				0	2,850	5,700				72,732
	7/21/08								17,987	25.52	145,439
		0	146,871	293,742
Andrew J. Lock	7/21/08				0	4,092	8,185				104,428
	7/21/08								25,829	25.52	208,848
		0	189,131	378,262
Kristen L. Manos	7/21/08				0	7,661	15,322				43,442
	7/21/08								12,090	25.52	97,757

Elizabeth A. Nickels	7/21/08				0	3,391	6,782				86,538
	7/21/08								10,702	25.52	86,534
		0	162,373	324,746
(1)	Under the Annual Cash Bonus Plan executives can earn incentive compensation based on the achievement of certain company performance goals. The actual Cash Bonus amount paid with respect to any year may range from 0 to 2 times of the target based upon the relative achievement of our EVA targets.
(2)	The performance share units represent shares of the Company’s common stock and are to be issued to participants at the end of a future 3-year measurement period beginning in the year that performance shares are granted. The value of the performance shares is initially based upon a target grant to each participant. The actual payout of shares can vary between 0% and 200% of target shares depending upon the cumulative average EVA performance over the three-year measurement period.
(3)	Each option has a term of ten years and vests pro rata over three years.
(4)	Stock options are awarded at an option price not less than the market value of the Company’s common stock at the grant date in accordance with the LTI Plan.
(5)	Aggregate grant date values are computed in accordance with FAS 123R.

28   2009 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End

The Outstanding Equity Awards at Fiscal Year-End table below shows the option awards and stock awards that were outstanding as of May 30, 2009. The table shows both exercisable and unexercisable options. The table also shows share units and equity plan awards that have not vested.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options(#)(1) Exercisable	Number of Securities Underlying Unexercised Options(#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)(4)
Brian C. Walker	07/27/04					100,000	1,423,000
	06/27/05	18,709		33.517	06/27/15	6,423	91,399
	07/24/06	13,376	6,690	30.536	07/24/16	8,451	120,258
	10/30/06	8,589		34.510	07/05/10
	10/30/06	3,616		34.510	06/29/11
	10/30/06	33,430		34.510	04/23/12
	07/24/07	22,582	45,168	31.840	07/24/17			21,586	307,169
	07/21/08		123,008	25.520	07/21/18			19,487	277,300
Gregory J. Bylsma	04/23/01	2,500		25.100	04/23/11
	06/29/01	431		24.200	06/29/11
	04/23/02	2,800		25.000	04/23/12
	05/19/04	1,400		23.870	05/19/14
	06/27/05	2,495		33.517	06/27/15	173	2,462
	07/24/06	1,784	892	30.536	07/24/16	188	2,675
	07/24/07	908	1,816	31.840	07/24/17			620	8,823
	07/21/08		4,089	25.520	07/21/18			648	9,221
Curtis S. Pullen	06/27/05	4,178		33.517	06/27/15	1,434	20,406
	07/24/06	2,988	1,493	30.536	07/24/16	1,887	26,852
	07/24/07	1,643	3,286	31.840	07/24/17			1,570	22,341
	07/21/08		21,437	25.520	07/21/18			3,396	48,325
Donald D. Goeman	07/02/99	3,150		23.313	07/02/09
	07/05/00	2,800		27.359	07/05/10
	04/23/01	20,000		25.100	04/23/11
	06/29/01	2,000		24.200	06/29/11
	04/23/02	8,000		25.000	04/23/12
	05/19/04	4,000		23.870	05/19/14
	06/27/05	7,796		33.517	06/27/15	2,676	38,079
	07/24/06	5,574	2,787	30.536	07/24/16	3,521	50,104
	07/24/07	3,337	6,674	31.840	07/24/17			3,189	45,379
	07/21/08		17,987	25.520	07/21/18			2,850	40,556
Andrew J. Lock	06/27/05	12,473		33.517	06/27/15	4,282	60,933
	07/24/06	8,918	4,460	30.536	07/24/16	5,633	80,158
	07/24/07	3,313	6,624	31.840	07/24/17			6,332	90,104
	07/21/08		25,829	25.520	07/21/18			4,092	58,229
Kristen L. Manos	07/24/07							1,437	20,449
	07/21/08							1,702	24,219

29   Herman Miller, Inc., and Subsidiaries

Outstanding Equity Awards at Fiscal Year-End (continued)

Elizabeth A. Nickels	07/05/00	9,800		27.359	07/05/10
	04/25/01	3,115		25.230	02/07/10
	04/23/02	25,313		25.000	04/23/12
	06/30/03	25,000		20.060	06/30/13
	07/20/04	17,931		26.950	02/07/10
	06/27/05	17,150		33.517	06/27/15	5,888	83,786
	10/18/05	22,640		27.990	02/07/10
	10/18/05	2,788		27.990	06/29/11
	10/18/05	2,486		27.990	04/23/12
	07/24/06	12,262	6,132	30.536	07/24/16	7,747	110,240
	07/24/07	7,648	15,296	31.840	07/24/17			3,655	52,011
	07/21/08		10,702	25.520	07/21/18			3,391	48,254
(1)	Options granted on 07/21/08, 07/24/07, 07/24/06 and 06/27/05 vest in three equal annual installments beginning on the first anniversary of the grant date. Options granted prior to 06/27/05 or in connection with a reload vest 100 percent on the one year anniversary date of the award except for those granted on 04/23/02 which vest ratably over two years and those granted on 04/23/01 which vest at the end of two years. Options granted on 10/30/06, 10/18/05, 7/20/04 and 4/25/01 reflect options granted pursuant to stock option reload rights contained in certain option agreements. The rights permit employees to receive new options if an employee exercises options by trading in shares. Reload options allow for the purchase of shares of Company stock equal to the number of shares that were exchanged upon exercise of the underlying option. The reload options retain the expiration date of the original option, but the exercise price equals the fair market value of the company’s stock on the date of grant of the reload option.
(2)	All awards vest 100 percent on the five year anniversary date of the award.
(3)	Assumes a stock price of $14.23 per share, which was the closing price of a share of Common Stock on the last trading day of the fiscal year, May 30, 2009.
(4)	The performance share units represent shares of the Company’s common stock and are to be issued to participants at the end of a future 3-year measurement period beginning in the year that performance shares are granted. The value of the performance shares is initially based upon a target grant to each participant. The actual payout of shares can vary between 0% and 200% of target shares depending upon the cumulative average EVA performance over the three-year measurement period.

Option Exercises and Stock Vested

This table provides information on the number and value of (1) options exercised in Fiscal 2009 (of which there were none), and (2) the vesting of restricted stock (on an aggregate basis).

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Brian C. Walker
Gregory J. Bylsma
Curtis S. Pullen
Donald D. Goeman
Andrew J. Lock
Kristen L. Manos			5,772	67,069
Elizabeth A. Nickels

30   2009 Proxy Statement

Pension Benefits

The Pension Benefit table which is below provides certain information on the retirement benefits available under each retirement plan to each NEO at the end of fiscal 2009. The retirement plans are described in the CD&A.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Brian C. Walker	Herman Miller, Inc. Retirement Income Plan	20	130,212
Gregory J. Bylsma	Herman Miller, Inc. Retirement Income Plan	8	44,227
Curtis S. Pullen	Herman Miller, Inc. Retirement Income Plan	18	112,749
Donald D. Goeman	Herman Miller, Inc. Retirement Income Plan	29	198,894
Andrew J. Lock(1)	Herman Miller, Inc. Retirement Income Plan	7	59,164
	Herman Miller, UK Pension Plan	12	495,597
Kristen L. Manos	Herman Miller, Inc. Retirement Income Plan	6	50,046
Elizabeth A. Nickels	Herman Miller, Inc. Retirement Income Plan	9	71,011
(1)	Mr. Lock was covered from 1990-2002 under the UK Pension Plan and from 2002-2009 under the Retirement Income Plan.

Nonqualified Deferred Compensation

The Nonqualified Deferred Compensation table below provides certain information relating to our two defined contribution plans that provides for the deferral of compensation on a basis that is not tax-qualified.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year End ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Brian C. Walker	126,430	109,361	(574,473)	(117,998)	883,415
Gregory J. Bylsma	3,983	1,901	44	9,999	7,405
Curtis S. Pullen	27,443	15,966	(23,342)	9,999	78,525
Donald D. Goeman	9,999	9,876	899	9,999	10,775
Andrew J. Lock	34,363	36,238	289	9,999	79,228
Kristen L. Manos	55,036	20,580	(169,213)	9,999	294,474
Elizabeth A. Nickels	118,549	23,835	(256,187)	9,999	443,085
(1)	Amounts in this column represent the deferral of base salary earned in fiscal 2009. The amounts identified in this column are also reported in the Summary Compensation Table under Salary for Fiscal 2009.
(2)	Amounts in this column represent the Company’s contribution.
(3)	Amounts reflect increases (decreases) in value of the employees account during the year, based upon deemed investment of deferred amounts.

        The Company’s Non-qualified Deferred Compensation Plan, which was terminated on fiscal 2007, allows certain employees to defer part or all of his or her Executive Incentive Cash Bonus payment each year. The Company matched any such deferral, up to 50 percent of the incentive cash bonus payment. The matching payment vests over 3 years and vesting is dependent upon the executive remaining employed with the Company. Amounts deferred are converted into units having the same value as the Company’s stock and are credited with amounts at the same rate as the Company’s dividend on its common stock. Units are converted into shares of the Company’s common stock at the time of distribution.

        The Committee approved The Herman Miller, Inc. Executive Equalization Retirement Plan for salary deferrals that began in January 2008. The plan allows all United States employees who have compensation above the statutory ceiling to defer income in the same proportion as if the statutory ceiling did not exist. The Company makes contributions to the plan such that the amounts in the plan “mirror” the amounts the Company would have contributed had the employee’s compensation not be above the statutory ceiling. Distributions from the plan are paid out in cash based on the deferral election specified by the participant.

31   Herman Miller, Inc., and Subsidiaries

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control

The following tables quantify both the estimated payments that would be made to each NEO in the event of his/her termination by the Company without cause, and in the event of his/her termination under circumstances that would trigger payments under the change in control agreements. The tables also provide information regarding the incremental amounts that would have vested and become payable on May 30, 2009 if a change in control occurred on that date or if the NEO’s employment had terminated on that date because of death, disability or retirement. The amounts potentially payable to each NEO in the event of separation without cause, death, disability, retirement or in connection with a change in control in which a termination occurs is illustrated below. The narrative that follows the tables gives more details concerning the plans and the circumstances under which either accelerated payment or vesting would occur.

Assumes termination occurs at end of Fiscal Year 2009 (May 30, 2009)

	Benefit	Death	Disability	Retirement	Without Cause	Change in Control

Brian C. Walker	Cash Severance				1,080,000	4,782,546
	Prorated Annual Incentive
	Equity
	Restricted Stock	1,138,400	1,138,400		1,138,400	1,423,000
	Restricted Stock Units	140,296	140,296		140,296	211,657
	Performance Shares (at target)
	Unexercisable Options
	Total	1,278,696	1,278,696		1,278,696	1,634,657
	Retirement Benefits(1)
	Unvested Deferred Stock Units	11,967	11,967			11,967
	Other Benefits
	Health and Welfare				21,627	43,255
	Outplacement				25,000	25,000
	Tax Gross-Ups
	Total				46,627	68,255

	Total	1,290,663	1,290,663		2,405,323	6,497,424
Gregory J. Bylsma	Cash Severance				375,000	375,000
	Prorated Annual Incentive
	Equity
	Restricted Stock
	Restricted Stock Units	3,453	3,453		3,453	5,130
	Performance Shares (at target)
	Unexercisable Options
	Total	3,453	3,453		3,453	5,130
	Retirement Benefits(1)
	Unvested Deferred Stock
	Units
	Other Benefits
	Health and Welfare				18,203	18,203
	Outplacement				25,000	25,000
	Tax Gross-Ups
	Total				43,203	43,203
	Total	3,453	3,453		421,656	423,333

32   2009 Proxy Statement

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control (continued)

	Benefit	Death	Disability	Retirement	Without Cause	Change in Control

Curtis S. Pullen	Cash Severance				525,000	1,060,000
	Prorated Annual Incentive
	Equity
	Restricted Stock
	Restricted Stock Units	31,327	31,327		31,327	47,262
	Performance Shares (at target)
	Unexercisable Options
	Total	31,327	31,327		31,327	47,262
	Retirement Benefits(1)
	Unvested Deferred Stock Units
	Other Benefits
	Health and Welfare				20,052	26,736
	Outplacement				25,000	25,000
	Tax Gross-Ups
	Total				45,052	51,736
	Total	31,327	31,327		601,379	1,158,998
Donald D. Goeman	Cash Severance				382,500	932,423
	Prorated Annual Incentive
	Equity
	Restricted Stock
	Restricted Stock Units	58,456	58,456		58,456	88,189
	Performance Shares (at target)
	Unexercisable Options
	Total	58,456	58,456		58,456	88,189
	Retirement Benefits(1)
	Unvested Deferred Stock Units
	Other Benefits
	Health and Welfare				23,179	30,905
	Outplacement				25,000	25,000
	Tax Gross-Ups
	Total				48,179	55,905
	Total	58,456	58,456		489,134	1,076,516
Andrew J. Lock	Cash Severance				495,000	1,229,896
	Prorated Annual Incentive
	Equity
	Restricted Stock
	Restricted Stock Units	93,528	93,528		93,528	141,099
	Performance Shares (at target)
	Unexercisable Options
	Total	93,528	93,528		93,528	141,099
	Retirement Benefits(1)
	Unvested Deferred Stock Units
	Other Benefits
	Health and Welfare				17,450	23,266
	Outplacement				25,000	25,000
	Tax Gross-Ups
	Total				42,450	48,266
	Total	93,528	93,528		630,978	1,419,262

33   Herman Miller, Inc., and Subsidiaries

Potential Payments upon Termination, Death, Disability, Retirement or Change in Control (continued)

	Benefit	Death	Disability	Retirement	Without Cause	Change in Control

Kristen L. Manos	Cash Severance
	Prorated Annual Incentive
	Equity
	Restricted Stock
	Restricted Stock Units
	Performance Shares (at target)
	Unexercisable Options
	Total
	Retirement Benefits(1)
	Unvested Deferred Stock Units
	Other Benefits
	Health and Welfare
	Outplacement
	Tax Gross-Ups
	Total
	Total
Elizabeth A. Nickels	Cash Severance				415,500	1,179,480
	Prorated Annual Incentive
	Equity
	Restricted Stock
	Restricted Stock Units	128,608	128,608		128,608	194,025
	Performance Shares (at target)
	Unexercisable Options
	Total	128,608	128,608		128,608	194,025
	Retirement Benefits(1)
	Unvested Deferred Stock Units	7,867	7,867			7,867
	Other Benefits
	Health and Welfare				21,317	28,422
	Outplacement				25,000	25,000
	Tax Gross-Ups
	Total
	Total	136,475	136,475		590,425	1,434,794
(1)	The retirement benefits available to the Named Executive Officers are the same as those available to all salaried employees.

Potential Payments upon Termination without Change in Control

The Company under its salary continuation plan has agreed to pay Corporate Officers and other executives severance if they are terminated for reasons other than cause. The payments are equal to 18 months base salary continuation for the NEOs. In addition the Company maintains the health insurance on such employee during the salary continuation period. In exchange for such payments the employee provides the Company with a mutual release of all claims and agrees not to work for a competitor during the salary continuation period. In the event of a termination covered by the change in control agreements described below, the payments under those agreements is reduced by any amounts received under the salary continuation plan.

        The Executive Long Term Disability Plan provides a monthly benefit to an executive of 60% of their 2 year average executive incentive up to a monthly maximum of $10,000. Each of the NEOs would be entitled to a $10,000 monthly benefit if they became disabled as of May 30, 2009 as long as they are disabled or until age 65.

Potential Payments upon Termination in Connection with Change in Control

In Fiscal 2009 each NEO, other than Greg Bylsma, was party to a change in control agreement with the Company. The change in control agreements are all “dual trigger” agreements. This means there both must be a change in control and the employee must incur an actual or constructive termination of employment by us in order to be entitled to a payment.

34   2009 Proxy Statement

Potential Payments upon Termination without Change in Control (continued)

        The agreements define change in control as having occurred (1) when a third party becomes the owner of 35 percent or more of the Company’s stock, (2) when a majority of the Board of directors is composed of persons who are not recommended by the existing Board, or (3) under certain transactions involving a merger or reorganization, sale of all or substantially all of the company’s assets or a liquidation in which the Company does not maintain certain control thresholds.

        An employee is entitled to a payment under the change in control agreement if within 2 years after a change in control he or she (1) loses his or her employment with the Company for reasons other than cause or voluntary termination, (2) the responsibilities of his or her job are significantly reduced, (3) the base salary or bonus he or she receives is reduced, (4) the benefits he or she receives are reduced by more than 5 percent, (5) the location of his or her job is relocated more than 50 miles from its current location, or (6) the obligations of the change in control agreement is not assumed by any successor company.

        If both triggering events occur, then the NEO is entitled to a change in control payment. The change in control payment consists of three elements (1) amounts owed for current year base salary, on target bonus prorated to the date of termination and all amounts of deferred income, (2) medical and other insurance benefits, and (3) a separation payment. In addition, all existing unvested options and other equity units become immediately vested and exercisable. The separation payment in the case of the CEO is to be equal to 3 times the amount described below and in the case of all other NEOs the payment is equal to 2 times the amount described below. The separation payment is a lump sum equal to either two or three times the sum of (a) the executive’s base salary plus (b) the greater of the executive’s actual bonus for the preceding year or his or her on-target bonus for the current year. This amount is reduced by any severance payment that executive receives under the severance program described above.

        The Company has the obligation to make a “gross up” payment to the executive if the amount of the payments under the change in control agreements is subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986. However, if a reduction of 5 percent in the separation payments to the executive would prevent them from being subject to the excise tax, the Company may reduce the payments up to 5 percent but only to the extent necessary to avoid the imposition of the excise tax.

        In order to receive the payments the NEO is obligated to comply with the non-competition covenant of the agreement, committing him or her to refrain from competing with the Company for a period equal to the number of years of compensation received by the NEO under the agreement.

Accelerated Vesting upon Death, Disability, Retirement or Change in Control

Various compensation plans contain provisions that permit accelerated vesting upon death, disability or change in control. In the event of a change in control, the Key Executive Deferred Compensation Plan, the Long-Term Incentive Plan, and the Executive Incentive Cash Bonus Plan provide for the acceleration of vesting and/or payment even if the NEO has not been terminated. These are so called single trigger payment provisions. The Long-Term Incentive Plan, Executive Incentive Cash Bonus Plan and Key Executive Deferred Compensation Plan each has provisions dealing with vesting upon death, disability or retirement. The definition of change in control for these plans is the definition contained in Treasury Regulations for Section 409A of the American Jobs Creation Act of 2004.

Key Executive Deferred Compensation Plan

The Key Executive Deferred Compensation Plan, which terminated in fiscal 2007, permits a participant to elect to have his or her account distributed immediately upon his death, disability, or termination of employment in addition to change in control. The plan also permits the Committee to distribute to the employee amounts deferred before December 31, 2005 in the event of his death, disability or termination of employment.

Long-Term Incentive Plan

The Long-Term Incentive Plan provides that all unvested options, restricted stock units and performance shares vest and become immediately exercisable in the event of a change in control. The measurement period for performance shares ends as of the date of a change in control and the number of performance shares actually vesting is determined by the Company’s average EVA performance during the shortened measurement period.

        Options granted under the LTI Plan to the extent vested at the date of death, disability or retirement, remain exercisable for the balance of their original term but not more than 60 months following the date of termination of employment.

        In all other cases the options terminate 3 months after the termination of employment. Restricted stock units vest ratably up to the date of termination if an employee dies, becomes disabled, or is terminated for reasons other than cause. Vesting is determined by comparing the number of months the employee has been with the Company between the date of grant and the date of termination to the original 5 year vesting period. If an employee retires the grant of restrict stock units will continue to vest over the original vesting period, provided the employee is available to provide 10 hours per quarter of consulting services and does not work for a competitor.

35   Herman Miller, Inc., and Subsidiaries

Potential Payments upon Termination without Change in Control (continued)

        Performance shares, as explained earlier, are granted at a target value and the actual number of units converted into shares is determined at the end of a 3 year measurement period. The percentage of the performance share target grant that is eligible to vest if an employee dies, becomes disabled, or is terminated for reasons other than cause is determined by comparing the number of months between the date of grant and the date of termination to the original 3 year vesting period. If an employee retires in the first year the percentage of the performance share target grant subject to vesting will be equal to the number of months the employee remains employed during the year divided by 12. If the employee retires after the first year 100 percent of the target performance share grant is subject to vesting.

The Executive Incentive Cash Bonus Plan

The Executive Incentive Cash Bonus Plan requires that an employee be employed by the Company on the last day of a fiscal year in order to be eligible to receive the Incentive Cash Bonus, with certain exceptions noted below. The plan provides that in the events of death, disability or retirement an employee does not need to be employed on the last day of the fiscal year in order to receive a bonus. The employee’s bonus will be reduced to reflect the portion of the year that he or she was employed by the Company. In the event of a change in control, the Incentive Cash Bonus is immediately vested (based upon EVA results achieved through the date of the change in control) and payable and is not reduced by virtue of the fact that it is calculated upon a partial year. The same provisions governing payment in the event of death, disability, retirement or change in control are also found in the bonus plan applicable to all other employees.

36   2009 Proxy Statement

Director Compensation

The following Director Compensation table provides information on the compensation of each director for fiscal year 2009. The standard compensation of each director is $108,000. This represents a ten percent reduction from the previous year. The audit committee chair receives an additional $17,500, the executive compensation committee chair receives an additional $10,000 and the nominating and governance committee chair receives an additional $7,500. The chairman of the Board of Directors receives additional annual compensation of $205,000 and is eligible to participate in the Company’s health insurance plan. Brian Walker, the Company’s CEO, does not receive any additional compensation for serving on the Board of Directors.

        The annual retainer and any chairperson fee (collectively, the “Annual Fee”) is payable by one or more of the following means, as selected by each director: (1) in cash; (2) in shares of our stock valued as of January 15 of each year; (3) credit under the Director Deferred Compensation Plan described below, valued as of January 15 of each year; (4) stock options valued as of January 15 of each year under the Black-Scholes Valuation Model; or (5) as a contribution to our company employee scholarship fund. Any director who does not meet the stock ownership guideline must take at least 50 percent of his or her fee in one of the permissible forms of equity.

Stock Option Plan

We have in effect a Stock Option Plan under which nonemployee officers and directors may be granted options to purchase shares of our stock if they elect to receive their compensation in stock options. Subject to certain exceptions, the options are not exercisable until 12 months after the date of grant and expire 10 years after the date of the grant. The option price is payable upon exercise in cash or, subject to certain limitations, in shares of our stock already owned by the optionee, or a combination of shares and cash.

Deferred Compensation Plan

We also maintain a Nonemployee Officer and Director Deferred Compensation Stock Purchase Plan. The Plan permits participants to defer receipt of all or a portion of his or her Annual Fee to his or her deferred account. The account is held in a Rabbi Trust. Each account is credited with a number of stock units equal to a number of shares of the investment selected by the director. The initial value of the deferral is equal to the dollar amount of the deferral, divided by the per share fair market value of the selected investment at the time of the deferral. The units are credited with any dividends paid on the investment.

Stock Ownership Guidelines

Director stock ownership guidelines have been in effect since 1997. These guidelines, like those of the management team, are intended to reinforce the importance of linking shareholder and director interests. Under these guidelines, beginning in 2000, each director is encouraged to reach a minimum level of share ownership having a value of at least three times the annual director retainer over a five-year period after first becoming a director.

Other

Directors are reimbursed for travel and other necessary business expenses incurred in the performance of their services for the Company, and they are covered under the Company’s business travel insurance policies and under the Director and Officer liability insurance policy.

Perquisites

Some Directors’ spouses accompany them to Board meetings. The Company pays for their expenses and for some amenities for the Directors and their spouses, including some meals and social events. The total of these perquisites is less than $10,000 per Director except for Mr. Griffiths. His spouse’s travel is reported in All Other Compensation in the following table.

37   Herman Miller, Inc., and Subsidiaries

Director Compensation (continued)

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Options Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Paget L. Alves			39,944				39,944
Mary Vermeer Andringa	9,000	99,000					108,000
Douglas D. French	4,500	103,500					108,000
Lord Brian Griffiths of Fforestfach	108,000					28,079	136,079
J. Barry Griswell	4,538	113,462					118,000
John R. Hoke III	54,000	54,000					108,000
James R. Kackley	62,750		66,223				128,973
C. William Pollard	108,000						108,000
Dorothy A. Terrell	57,750		21,360				79,110
David O. Ulrich	54,000		88,794				142,794
Michael A. Volkema	313,000						313,000
(1)	The amounts shown in the “Fees Earned or Paid in Cash” column include amounts which may be deferred under the Non-Employee Director Deferred Compensation Plan. Amounts deferred are retained as units equal to shares of stock under the plan. The plan permits non-employee directors to elect to defer amounts which they would otherwise receive as director fees. Amounts deferred are credited with earnings at the same rate as the dividend on the Company’s stock. Directors at the time of deferral elect the deferral period. The units together with the earnings on the units are converted to shares of the Company’s common stock at the end of the deferral period and are distributed to the director at the end of the deferral period. These amounts may also reflect contributions to the Michael Volkema Scholarship fund which awards college scholarships to children of employees. During fiscal year 2009 ten directors contributed a portion of their fees to the fund.
(2)	These amounts reflect the expense recognized as compensation expense in fiscal 2009 for financial reporting purposes with respect to stock awards and options, granted in fiscal 2009 and/or prior years, in accordance with FAS 123R except that the amounts do not reflect a reduction for estimated forfeitures. The assumptions used in calculating these amounts are set forth in Note 14 in the Company’s consolidated financial statements for the fiscal year ended May 30, 2009, included in our Annual Report on Form 10-K.

        As of May 31, 2009, each Director had the following aggregate number of outstanding options :

Name	Aggregate Number of Outstanding Options
Paget L. Alves(1)	30,344
Mary Vermeer Andringa	16,948
Douglas D. French	31,037
Lord Brian Griffiths of Fforestfach	28,605
J. Barry Griswell	0
John R. Hoke III	0
James R. Kackley(2)	50,090
C. William Pollard	36,573
Dorothy A. Terrell(3)	46,001
David O. Ulrich(4)	105,830
Michael A. Volkema	0
(1)	Included in the aggregate number of outstanding options for Mr. Alves are 30,344 options granted during the fiscal year with a grant date fair value of $107,997.
(2)	Included in the aggregate number of outstanding options for Mr. Kackley are 17,630 options granted during the fiscal year with a grant date fair value of $62,747.
(3)	Included in the aggregate number of outstanding options for Ms. Terrell are 16,226 options granted during the fiscal year with a grant date fair value of $57,750.
(4)	Included in the aggregate number of outstanding options for Mr.Ulrich are 15,172 options granted during the fiscal year with a grant date fair value of $53,999.

38   2009 Proxy Statement

Equity Compensation Plan Information

As noted in the Compensation Discussion and Analysis, we maintain certain equity compensation plans under which common stock is authorized for issuance to employees and directors in exchange for services. In addition, we maintain the Nonemployee Officer and Director Stock Option Plan, Long Term Incentive Plan, 2000 Employee Stock Option Plan, Employees’ Stock Purchase Plan, and various employee ownership and profit sharing plans under which common stock is authorized for issuance to employees and directors in exchange for services.

        The 2000 Employee Stock Option Plan is our only equity compensation plan under which common stock is authorized for issuance that has not been approved by our shareholders. Under the 2000 Employee Stock Option Plan, each full- or part-time employee of the company, or any U.S. or Canadian subsidiary, and certain foreign subsidiaries who was not eligible to participate in the Long-Term Incentive Plan, received a one-time, nontransferable grant of a nonqualified stock option to purchase 100 shares of our common stock, at fair market value of the shares on the grant date. The options were not exercisable until after one year of continuous employment from the grant date and remain exercisable until the earlier of 10 years after the grant date or three months after termination of employment (other than termination due to of retirement, disability, or death, which events allow for a longer exercise period). The Board is sensitive to dilution of shareholder interests resulting from the granting of stock options and therefore has allocated the options granted under this plan against the authorized shares available under the Long-term Incentive Plan.

        The following table sets forth certain information regarding the above referenced equity compensation plans as of May 30, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,984,630	26.81	6,004,657	(2)
Equity compensation plans not approved by security holders	170,370	27.24
Total	3,155,000	26.83	6,004,657
(1)	We have not granted warrants or rights applicable to this chart.
(2)	The number of shares remaining available for future issuance under our plans for awards other than options is limited to 12 percent of the shares authorized by shareholders. There are 436,978 shares remaining available for future issuance for awards other than options.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and officers, as well as any person holding more than 10 percent of our common stock, are required to report initial statements of ownership of our securities and changes in such ownership to the Securities and Exchange Commission. Based upon written representations by each director and officer, all the reports were timely filed by such persons during the last fiscal year.

39   Herman Miller, Inc., and Subsidiaries

Certain Relationships and Related Party Transactions

The Board of Directors has adopted a Policy on Related Party Transactions. Under that Policy, with certain limited exceptions, all proposed transactions between the Company and one of its directors or officers or their respective affiliates are required to be reported to the Nominating and Governance Committee prior to entering into such a transaction. Management is obligated to provide that Committee with information relating to the terms and conditions of the proposed transaction, how it complies with the Policy, and if the proposed transaction is with a director, advise the Committee if the transaction would impact that director’s status as an independent director. The Nominating and Governance Committee has the authority to determine whether the proposed transaction is exempt from approval or, if not, approve the transaction as compliant with the Policy or refer the matter to the Board of Directors. All approved or exempted transactions must be reported by the Committee to the full Board of Directors.

        In order to approve a transaction under the Policy, the Nominating and Governance Committee must determine that either (1) the dollar amount of the transaction and other transactions with the director during that year is less than $100,000, and, for any director that is a member of the Audit Committee, does not constitute a proscribed consulting, advisory, or other compensated fee, or (2) if the proposed transaction is for the acquisition of products or services and is either less than $100,000 or is subject to a bid process involving three or more competing parties, and the transaction is in the best interest of the Company and its shareholders, provided that (a) management determined that the proposed transaction will provide the best value for the Company, (b) the compensation is consistent with the proposals submitted by the other bidders, and (c) the director did not directly participate in the proposal process.

        J. Barry Griswell is the Chairman of the Board of Directors and Chief Executive Officer of Principal Financial Group, Inc. During fiscal 2007, management submitted a request to the Nominating and Governance Committee to approve a proposed transaction under which the Principal Financial Group would provide Family Medical Leave Act (FMLA)and short-term and long-term disability management work on behalf of the Company. Mr. Griswell did not participate in the bid process or discuss the proposal with management of the Company. Based upon management’s recommendation, the Committee determined that the proposed transaction was in the best interest of the Company and its shareholders and approved the proposed transaction. Under the terms of the transaction, Principal Financial Group will provide FMLA administration, short-term disability and long-term disability for a period of three years at an annual rate of approximately $1.5 million for each of the three years of the contract.

        In December 2007 the Company sought bids in connection with $200 million in Private Placement Notes. Nineteen different bids were received totaling approximately $400 million in subscriptions. One of the bids received was from the Principal Financial Group. Mr. Griswell did not participate in the bid process or discuss it with management of the Company. Based upon the pricing of their bid and management’s recommendation, the Committee determined that the transaction did not constitute a conflict of interest and was in the best interest of the Company and its shareholders. The Committee approved the inclusion of the Principal Financial Group, Inc. for $8 million within the current Debt Private Placement.

        Effective June 24, 2009, the Company acquired all of the equity interests of Nemschoff Chairs, LLC, the majority, beneficial owner of which was Mark Nemschoff. In connection with that transaction, Mr. Nemschoff was appointed to the Board of Directors of the Company and entered into an Executive Consulting and Noncompete Agreement. Under the terms of that Agreement, Mr. Nemschoff has agreed to provide consulting services to the Company on a substantially full-time basis with the purpose of facilitating the transition and integration of Nemschoff Chairs with the Company as well as participating with strategic planning and business development. The agreement is for a term of two years and provides for an annual consulting fee of $275,000 and certain health insurance and fringe benefits. Also, in connection with that transaction, the Company entered into a Lease Agreement with an entity that is indirectly controlled by Mr. Nemschoff. The premises, consisting of approximately 90,000 square feet, is to be leased by the Company for a period of five years at an annual base rent of $240,000. Finally, also in connection with the transaction, the Company entered into a three-year supply agreement with Colby Metal, Inc., an entity indirectly controlled by Mr. Nemschoff, for the supply of certain light gauge sheet steel and tubular fabrication and/or paint equipment, products and services.

40   2009 Proxy Statement

Submission of Shareholder Proposals for the 2010 Annual Meeting

Shareholders wishing to submit proposals on matters appropriate for shareholder action to be presented at our 2010 annual meeting of shareholders and to be included in our proxy materials for that meeting may do so in accordance with Rule 14a-8 promulgated under the Exchange Act, whereby (1) all applicable requirements of Rule 14a-8 must be satisfied, (2) the notice must include various stock ownership and related information detailed in our Bylaws, and (3) such proposals must be received by us at our principal executive offices at 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302, no later than May 6, 2010.

        Our bylaws, which are available on our website at www.hermanmiller.com/bylaws, contain certain procedural requirements that shareholders must follow to nominate a person for election as a director at an annual meeting or to bring an item of business before the annual meeting. These procedures require that notice of an intention to nominate a person for election to the Board and/or to bring an item of business before our 2010 annual meeting must be received in writing by our secretary at 855 East Main Avenue, P.O. Box 302, Zeeland, Michigan 49464-0302 no earlier than June 17, 2010 and no later than July 17, 2010. The notice must contain certain information about the shareholder making the proposal for nomination, including a representation that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the person named in the notice or bring the item of business before the meeting, and about the nominee and/or the item of business and, in the case of a nomination, must be accompanied by a written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected. As of September 3, 2009, no proposals to be presented at the 2009 annual meeting have been received by us.

Miscellaneous

The cost of the solicitation of proxies will be borne by us. In addition to the use of the mails, proxies may be solicited personally or by telephone or electronic means by a few of our regular employees. We may reimburse brokers and other people holding stock in their names or in the names of nominees for their expenses in sending proxy materials to the principals and obtaining their proxies.

        Our mailing for the fiscal year ended May 30, 2009, includes the Notice Regarding the Availability of Proxy Materials. A copy of the Notice of 2009 Annual Meeting of Shareholders and the 2009 Annual Financial Statements as well as the Proxy Statement and our Report on Form 10-K both filed with the Securities and Exchange Commission are available, without charge, upon written request from the Secretary of the company, 855 East Main Avenue, PO Box 302, Zeeland, Michigan 49464-0302.

Shareholders are urged to vote promptly. Questions related to your holdings can be directed as follows:

Computershare Investor Services, LLC, 250 Royall Street, Canton, Massachusetts 02021 Phone: 1 866 768 5723 inside the United States Phone: 1 781 575 2723 outside the United States http://www.computershare.com

By Order of the Board of Directors
Daniel C. Molhoek, Secretary to the Board September 3, 2009

41   Herman Miller, Inc., and Subsidiaries

Appendix I  Herman Miller, Inc., Board of Directors – Audit Committee Charter July 2009

Purpose

The primary function of the Audit Committee (the “Committee”) is to assist the Board of Directors by overseeing (1) the quality and integrity of the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, (2) the performance of the Company’s Business Risk group, including the internal audit function, and independent auditor, (3) the Company’s disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board of Directors have established, and (4) the company’s process for identifying and managing significant business risks which could affect the company’s financial results and position.

        The Committee shall provide an open avenue of communication among the independent auditors, financial and senior management, the Business Risk group and the Board of Directors.”

Membership

The Committee shall be comprised of three or more members of the Board of Directors, each of whom (1) must qualify as an independent director under the listing standards of the NASDAQ, Section 301 of the Sarbanes-Oxley Act, and the rules of the Securities and Exchange Commission, (2) shall be free from any relationship to the Company that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee, and (3) shall not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years. All members of the Committee shall meet the NASDAQ requirements to be able to read and understand fundamental financial statements. In addition, at least one member shall have met the NASDAQ standard for financial sophistication. The Board of Directors shall attempt to appoint at least one member of the Committee who is an “Audit Committee Financial Expert” under the criteria established by the Securities and Exchange Commission. The members shall be nominated by the Nominating and Governance Committee and appointed annually to one-year terms by the Board. The Nominating and Governance Committee shall recommend, and the Board shall designate, one member of the Committee as Chair. A member of the Committee shall not simultaneously serve on the audit committee of more than two other public companies.

Meetings and Procedures

Meetings of the Committee shall be subject to the Committee procedure rules set forth in the Company’s Bylaws, rules established by the Board, and its own rules of procedure (including the Administrative Guidelines schedule), which shall be consistent with those Bylaws and the following:

1.	The Committee shall meet at least four (4) times annually and more frequently as circumstances require. At least four (4) scheduled meetings of the Committee shall include an executive session of the Committee, absent members of management and on such terms and conditions as the Committee may elect. The executive sessions may include meeting with the head of the Company’s Business Risk group and the independent auditors in separate executive sessions to discuss any matters that the Committee or the Business Risk department or independent auditors believe should be discussed privately. In addition, the Committee may meet periodically with management without the independent auditor or the Business Risk director.
2.	Following each of its meetings, the Committee shall deliver a report (verbal or written) on the meeting to the Board, including a description of actions taken by the Committee.
3.	Minutes will be prepared for each meeting by a legal non-employee resource and will be maintained as a permanent part of corporate records.
4.	At least annually, the Committee will review this Charter and update it as necessary.

Responsibilities and Duties

The Company’s management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing the Company’s financial statements. Consequently, the Audit Committee’s role is one of oversight and does not provide any expert assurance or certification as to the Company’s financial statements or the work of the independent auditors or that of the Business Risk group. However, the independent auditors and director of Business Risk are directly accountable to the Audit Committee. The Committee shall have the following responsibilities and duties:

Documents and Reports

1.	Review the Company’s annual financial statements and any financial reports submitted to the SEC or to the public, including any report issued by the independent auditors.
2.	Review the management letter and other reports from the independent auditors, reports issued to Audit Committee from the Business Risk group, management’s responses, and subsequent updates on actions taken.
3.	Recommend to the Board whether the Company’s annual financial statements should be included in the Annual Report on Form 10-K.
4.	Cause to be prepared and approve the Committee’s report to be included in the Company’s proxy statement. 5. Review with financial management, Business Risk and the independent auditors the quarterly report on Form 10-Q prior to filing.

42   2009 Proxy Statement

Appendix I Herman Miller, Inc., Board of Directors - Audit Committee Charter July 2009 (continued)

6.	Review quarterly earnings press releases with management prior to dissemination.
7.	Discuss with management financial information and earnings guidance provided to external parties (e.g., analysts and rating agencies), if not previously discussed with the Executive Committee or Board of Directors.
8.	Review management’s assessment and report and the independent auditors’ attestation and report on the effectiveness of the Company’s internal controls over financial reporting.

Independent Auditors

1.	Appoint, retain or remove, approve the compensation of, and provide oversight of the work of the Company’s independent auditor and appoint and approve the compensation of any public accounting firm engaged for the purpose of preparing or issuing an audit report of the Company’s financial statements, or the Company’s internal controls, or performing other audit, review or attest services of the Company, including resolution of disagreements between management and the independent auditors regarding financial reporting. The independent auditors shall report directly to the Committee.
2.	On an annual basis, review and evaluate the qualifications and performance of the independent auditors.
3.	On an annual basis, receive from the independent auditors a formal written statement delineating all relationships between the independent auditors and the Company, consistent with PCAOB standards. The Committee will actively engage in a dialog with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor. The Committee will take appropriate action to oversee the independence of the independent auditor.
4	Administer the Company’s Audit and Non-Audit Services Pre-Approval Policy.
5.	Hold timely discussions with the independent auditors regarding:
(a)	Significant accounting policies and practices;
(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;
(c)	Other material written communications between the independent auditor and management including, but not limited to, schedule of unadjusted differences; and
(d)	Items disclosed by the auditor as required in SAS No. 61 or SAS No. 100, including the auditor’s judgment as to the quality of the Company’s accounting principles, significant reporting issues and management’s judgments and accounting estimates made in connection with the preparation of the financial statements.
(e)	The establishment, documentation, effectiveness, and audit of the Company’s internal financial controls required by Sarbanes Oxley Section 404 and the PCAOB.
6.	At least annually, obtain and review a report by the independent auditor describing: (a)The firm’s internal quality control procedures; and
(b)	Any material issues raised by the most recent internal quality-control review of the firm or by any inquiry or investigation of the firm by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.
(c)	All relationships between the independent auditor and the Company.

Financial Reporting Processes

1.	Review the integrity of the Company’s financial reporting process, both internal and external, giving consideration to the disclosure controls, and consultation with management, the independent auditors and the director of Business Risk.
2.	Review and discuss significant changes in the Company’s procedures concerning internal controls over financial reporting.
3.	Consider and approve, as appropriate, material changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditors, management or the director of Business Risk.
4.	Establish and maintain procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures necessary to receive and respond to confidential and anonymous submissions by Company employees regarding questionable accounting or auditing matters; consider risk factors for potential fraudulent financial reporting.
5.	Approve the annual EVA calculation including the actual improvement and bonus factor.

Business Risk Group/Internal Audit

1.	Review the audit plan, activities, organizational structure and qualifications of the Company’s Business Risk group including a periodic review of the department’s and the director’s performance, and approve the appointment of the director.
2.	Periodically review any significant difficulties, disagreements with management, or scope restrictions encountered in the course of that group’s work.

43   Herman Miller, Inc., and Subsidiaries

Appendix I Herman Miller, Inc., Board of Directors - Audit Committee Charter July 2009 (continued)

Legal and Business Risks

1.	Review, with the Company’s counsel, legal compliance matters.
2.	Review, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements.
3.	Discuss the Company’s process for identifying and managing significant business and financial risk exposures and steps taken by management to control or mitigate those exposures.

Other

1.	Perform an annual self-assessment relative to the Audit Committee’s purpose, duties and responsibilities set forth in this Charter.
2.	To the extent it deems appropriate, and with or without full Board approval, obtain advice and assistance from outside legal, accounting or other advisors as deemed appropriate to perform its duties and responsibilities.
3.	Monitor the development of the company’s insurance programs, except director and officer insurance, and their adequacy to safeguard against extraordinary liabilities and losses.
4.	Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

Funding

The Company shall provide appropriate funding, as determined by the Audit Committee, for payments of:
1.	Compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;
2.	Compensation to any advisors employed by the Audit Committee pursuant to the Charter; and
3.	Ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

44   2009 Proxy Statement

© 2009 Herman Miller, Inc., Zeeland, Michigan Printed in U.S.A. on recycled paper P.MS2845-1
® Herman Miller, Y, Abak, Caper, Celle, Embody and Equa, are among the registered trademarks of Herman Miller, Inc.
™ Convia, Cubix, Intent, Sense, Setu are among the trademarks of Herman Miller, Inc., and its owned subsidiaries
® Geiger is a registered trademark of Geiger International
® EVA is a registered trademark of Stern Stewart & Co.

PROXY CARD

HERMAN MILLER, INC.
SHAREHOLDER SERVICES
855 EAST MAIN AVENUE
ZEELAND, MI 49464-0302

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Herman Miller, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Herman Miller, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE BY FAX DURING THE MEETING
Mark, sign and date your proxy card and return it to Herman Miller by faxing it to 1-616-654-7218.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:               M16551-P84331               KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HERMAN MILLER, INC.
HERMAN MILLER, INC. Vote on Directors	For All	Withhold All	For All Except
The Board of Directors recommends a vote FOR the listed nominees.	[__]	[__]	[__]

1.	Director Vote To elect one director to serve until 2010
01) Michael A. Volkema
To elect four directors to serve until 2012 02) Paget L. Alves 03) Douglas D. French 04) John R. Hoke III 05) James R. Kackley

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

___________________________________________________

Vote on Proposal The Board of Directors recommends a vote FOR the proposal.	For	Against	Abstain

2.	Proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.	[__]	[__]	[__]

The proxies will vote the shares in accordance with the direction on this card. If a choice is not indicated, the proxies will vote the shares "FOR" the nominees and "FOR" the proposal.

At their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	[__]

________________________________ Signature [PLEASE SIGN WITHIN BOX] Date	________________________________ Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of 2009 Annual Meeting of Shareholders' Proxy Statement and 2009 Annual Financial Statements are available at www.proxyvote.com.

Herman Miller, Inc.

By signing this card, voting by telephone or voting by Internet, the shareholder appoints James E. Christenson and Michael A. Volkema, and each of them, proxies, with full power of substitution, to vote all of the undersigned's shares of Herman Miller, Inc. Common Stock (Common Stock) at the Annual Meeting of Shareholders to be held on Thursday, October 15, 2009, at 11:00 a.m. (EDT) at www.hermanmiller.com, and at any adjournments or postponements thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card.

Address Changes/Comments: _________________________________________
____________________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.

*** Exercise Your Right to Vote ***
IMPORTANT NOTICE Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on 10/15/09

HERMAN MILLER, INC.

Meeting Information
Meeting Type:     Annual
For holders as of:   8/17/2009
Date:     10/15/2009     Time 11:00 a.m. EDT
Location:   The Annual Meeting will be held via the Internet only. To attend the meeting log on to www.hermanmiller.com and click on the "About Us" and "For our Investors" and then on the "Annual Meeting Webcast" link.

HERMAN MILLER, INC.
SHAREHOLDER SERVICES
855 EAST MAIN AVENUE
ZEELAND, MI 49464

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
2009 NOTICE AND PROXY STATEMENT       2009 ANNUAL FINANCIAL STATEMENTS
How to View Online:
Have the 12-Digit Control Number available (located on the following page) and visit www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET: 2) BY TELEPHONE: BY E-MAIL*:	www.proxyvote.com 1-800-579-1639 sendmaterial@proxyvote.com

*If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before 9/25/2009 to facilitate timely delivery.

— How To Vote —
Please Choose One of the Following Voting Methods

Vote At The Meeting: In addition to voting in advance of the meeting via the Internet, or (if paper materials are requested), by telephone, or through the mail, shareholders may vote by facsimile during the Annual Meeting prior to the announcement that the polls are closed. They may do so by faxing a marked and signed copy of the Proxy to the Company at 1-616-654-7218.

Vote by Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12 Digit Control Number available and follow the instructions.

Vote by Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting items

The Board of Directors recommends a vote FOR the listed nominees.

1.	Director Vote

To elect one director to serve until 2010

01)	Michael A. Volkema

To elect four directors to serve until 2012

02)	Paget L. Alves
03)	Douglas D. French
04)	John R. Hoke III
05)	James R. Kackley

The Board of Directors recommends a vote FOR the proposal.

2.	Proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

At their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or adjournment thereof.